Exhibit 10.13

LIMITED LIABILITY COMPANY AGREEMENT

OF

LR8 INVESTORS, LLC

Dated as of September 22, 2010

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TABLE OF CONTENTS

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EXHIBIT A	A
EXHIBIT B	B-1
EXHIBIT C	C-1

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LIMITED LIABILITY COMPANY AGREEMENT

OF

LR8 INVESTORS, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LR8 INVESTORS, LLC is made and entered into as of September 22, 2010 (the “Effective Date”), MFCI8 LR, LLC, a Delaware limited liability company (“Westbrook”), and The New Home Company Southern California LLC, a Delaware limited liability company (“Sponsor”).

WHEREAS, the Company (as hereinafter defined) was formed pursuant to a Certificate of Formation (the “Certificate of Formation”), dated as of September 20, 2010, and filed with the Secretary of State of Delaware on September 20, 2010.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINED TERMS

1.01     Defined Terms.     As used in this Agreement, the following terms have the meanings set forth below:

“AAA” has the meaning set forth in Section 2.06(b).

“Acquisition Vehicle” has the meaning set forth in Section 2.05(b).

“Additional Capital Contribution” has the meaning set forth in Section 4.02(a).

“Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(a)        Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i); and

(b)        Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Administrative Member” has the meaning set forth in Section 7.03(a).

“Adverse Change” has the meaning set forth in Section 2.06(a).

“Affiliated” or “Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, or (b) any other Person owning or controlling 10% or more of the outstanding voting interests of such Person, or (c) any officer, director, general partner or managing member of such Person, or (d) any other Person which is an officer, director, general partner, managing member or holder of

10% or more of the voting interests of any other Person described in clauses (a) through (c) of this definition. The term “control” as used herein (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power (i) to vote 10% or more of the outstanding voting securities of such person or entity; or (ii) to otherwise direct management policies of such person or entity by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Basic Terms” has the meaning set forth in Section 9.06(c).

“Book Basis” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (a) if any asset is contributed to the Company, the initial Book Basis of such asset shall equal its fair market value on the date of contribution, and (b) the Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Executive Committee, as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; and (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Executive Committee determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. The Book Basis of all assets of the Company shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of such assets other than depreciation or amortization.

“Budget” means the budget covering the Company’s anticipated operations prepared by the Administrative Member and approved by the Executive Committee and in effect from time to time pursuant to Section 8.06.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of New York, or any other day on which banking institutions in New York are authorized to close.

“Capital Account” means the separate account maintained for each Member under Section 4.03.

“Capital Contribution” means, with respect to any Member, all Initial Capital Contributions, Additional Capital Contributions and Substitute Contributions made by such Member to the Company pursuant to this Agreement.

“Cell Site Relocation Agreement” has the meaning set forth in the Purchase Agreement.

“Certificate of Formation” has the meaning set forth in the recital paragraphs to this Agreement.

“Closing Date” means the day of the “Closing” under the Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company continued and governed by the terms of this Agreement.

“Company Accountant” has the meaning set forth in Section 8.04.

“Company Management Services” means (a) the services performed by the Administrative Member pursuant to and as provided in this Agreement including all actions in the day-to-day management of the Company as contemplated under the Budget and Operating Plan and (b) all other services reasonably requested from time to time by the Executive Committee, and reasonably agreed to by the Administrative Member, consistent with other services customarily provided by administrative members or managers as part of their ordinary compensation in comparable circumstances.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Company Property” means any asset or other property (real, personal or mixed) directly or indirectly owned by or leased to the Company, which shall consist of (i) the Initial Company Property, (ii) the Real Property and (iii) any other property directly or indirectly relating thereto acquired by the Company pursuant to the terms hereof.

“Confidential Information” has the meaning set forth in Section 13.17(a).

“Construction Contract” means the Construction Contract to be entered into by LR8 Owner and General Contractor in a form approved by the Executive Committee and General Contractor.

“Contract and Due Diligence Costs” has the meaning set forth in Section 4.01(b).

“Contractor’s Fee” has the meaning set forth in Section 7.04(a).

“Contributing Member” has the meaning set forth in Section 4.02(b).

“Contribution Election Notice” has the meaning set forth in Section 4.02(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Development Management Agreement” means the Development Management Agreement to be entered into by and among LR8 Owner, Administrative Member and the General Contractor substantially in the form attached hereto as Exhibit “A”, with such modifications as may be approved by the Executive Committee, Administrative Member and the General Contractor.

“Dilution Denominator” has the meaning set forth in Section 4.02(c)(ii)(A).

“Dilution Numerator” has the meaning set forth in Section 4.02(c)(ii)(A).

“Dilution Option” has the meaning set forth in Section 4.02(b).

“Drag Along Notice” has the meaning set forth in Section 9.05.

“Drag Along Purchase Price” has the meaning set forth in Section 9.05.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning set forth in Section 12.01.

“Exchanging Member” has the meaning set forth in Section 13.20.

“Executive Committee” has the meaning set forth in Section 7.01(a).

“Expenses” means, for any period, the total gross expenditures of the Company reasonably relating to the operations of the Company, ownership, maintenance, management, operations, construction costs, sale, financing or refinancing of the Company Property during such period contemplated by the then applicable Budget or otherwise permitted pursuant to the terms of this Agreement approved (either prospectively or retroactively) by the Executive Committee, including without limitation (a) all cash operating expenses (including without limitation real estate taxes and assessments, personal property taxes, sales taxes, and all fees, commissions, expenses and allowances paid or reimbursed to any Member or any of its Affiliates pursuant to any asset management agreement, property management agreement or otherwise as permitted hereunder), (b) all deposits of Revenues to the Company’s reserve accounts to the extent contemplated by the Budget or otherwise reasonably approved by the Executive Committee, (c) all debt service payments including debt service on loans made to the Company by the Members or any of their Affiliates, (d) all expenditures which are treated as capital expenditures (as distinguished from expense deductions included in (a) under generally accepted accounting principles, and (e) all expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of any Company Property; provided, however, that Expenses shall not include any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Revenues or (B) such payment or expenditure is paid out of any Company reserves.

“For Cause” shall mean (A) any material breach of this Agreement, the Development Management Agreement or Construction Contract by the Administrative Member or General Contractor, respectively (but excluding any breach of Section 4.02), or any action or omission on the part of the Administrative Member or General Contractor which, in each of the above cases, has a material adverse effect on the business, properties, financial condition or profitability of the Company or LR8 Owner, and which is not cured within a Reasonable Period after notice thereof has been given, (B) any actions or omissions on the part of the Administrative Member or Sponsor or any of their respective representatives which amounts to fraud, bad faith, gross negligence or willful misconduct, (C) if at any time during the term of the Development Management Agreement or while Sponsor is a Member of the Company, either Sponsor or General Contractor or an Affiliate of any of these shall knowingly hire any employee of WREF, Westbrook or an Affiliate of such entity without the prior written consent of WREF, or (D) the failure to make any required Additional Capital Contribution pursuant to Section 4.02.

“GAAP” means United States generally accepted accounting principles consistently applied.

“General Contractor” means TNHC Realty and Construction, Inc., a Delaware corporation, an Affiliate of Sponsor who has a valid general contractor’s license issued by the State of California or any other Person who is engaged to provide general contracting and construction management services with regard to the Initial Company Property and/or the Project and approved by the Executive Committee, whose services will be those specified in the Development Management Agreement and Construction Contract

“Impositions” has the meaning set forth in Section 2.06(a).

“Indemnitees” has the meaning set forth in Section 10.02.

“Initial Budget and Operating Plan” has the meaning set forth in Section 8.06.

“Initial Capital Contribution” means, with respect to any Member, any capital contribution made by such Member pursuant to Section 4.01 hereof.

“Initial Company Property” means 100% of the limited liability company interest of LR8 Owner, which shall acquire the Real Property pursuant to the Purchase Agreement.

“Initial Sale Notice” has the meaning set forth in Section 9.06(b).

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Internal Rate of Return” or “IRR” means the annual percentage rate calculated using Microsoft Excel software, compounded monthly, which, when utilized to calculate the present value of the distributions of Net Cash Flow to a Member, causes such present value of distributions to equal the present value of such Member’s Capital Contributions. The present value of a Member’s Initial Capital Contribution is the nominal amount of such capital, and the present value of any Additional Capital Contribution is the nominal amount of such Additional Capital Contribution discounted back to the date the Initial Capital Contribution was contributed utilizing said annual percentage rate.

“Lender” has the meaning set forth in Section 4.05.

“Liquidating Member” means the Member designated as such by the Executive Committee; provided, however, that any Member that is then in default hereunder or that causes the dissolution of the Company under Section 11.01(e) shall not serve as the Liquidating Member (in which event the Liquidating Member shall be the non-defaulting Member).

“Loan” has the meaning set forth in Section 4.05.

“Loss” means, for each taxable year or other period, an amount equal to the Company’s items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)        Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

(b)        Loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)        In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account depreciation for the taxable year or other period as determined in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(d)        Any items of deduction and loss specially allocated pursuant to Section 6.07 shall not be considered in determining Loss; and

(e)        Any decrease to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2) (iv)(e) or (f) shall constitute an item of Loss.

“LR8 Owner” means LR8 Owner, LLC, a Delaware limited liability company.

“Major Decision” has the meaning set forth in Section 7.01(a).

“Managing Member” means Westbrook.

“Mandatory Capital” has the meaning set forth in Section 4.02(a).

“Member” means one or more of Westbrook and/or Sponsor or any other Person who is admitted as a member of the Company in accordance with this Agreement and applicable law.

“Member Group” means, with respect to any Member, such Member and any Affiliate of such Member that is a member of the Company.

“Member Loan” has the meaning set forth in Section 4.02(b).

“Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Member Negotiation Expenses” has the meaning set forth in Section 4.01(b).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Necessary Expense” has the meaning set forth in Section 7.03(b)(ii).

“Net Cash Flow” means, for any period, the excess of (a) Revenues for such period over (b) Expenses for such period and amounts set aside for creation of reserves as determined by the Executive Committee.

“Net Loss” means, for any period, the excess of Losses over Profits, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.02.

“Net Profit” means, for any period, the excess of Profits over Losses, if applicable, for such period determined without regard to any Profits or Losses allocated pursuant to Section 6.02.

“Non-Contributing Member” has the meaning set forth in Section 4.02(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Notices” has the meaning set forth in Section 13.03.

“Offer Price” has the meaning set forth in Section 9.06(c).

“Operating Plan” means the strategic and comprehensive operating plan covering the Company’s anticipated operations of Company Property prepared by the Administrative Member and approved by the Executive Committee and in effect from time to time pursuant to Section 8.06.

“Option Notice” has the meaning set forth in Section 7.05(c).

“Option Property” has the meaning set forth in Section 7.05(c).

“Organizational Documents” has the meaning set forth in Section 13.01(b)(i).

“Other Members” has the meaning set forth in Section 9.05.

“Percentage Interest” means ninety-five percent (95%) for Westbrook and five percent (5%) for Sponsor, subject to adjustment pursuant to Section 4.02(c)(ii) of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, limited partnership, trust or other entity.

“Plan Asset Rules” has the meaning set forth in Section 2.06(a).

“Profit” means, for each taxable year or other period, an amount equal to the Company’s items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(a)        Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit will be added to Profit;

(b)        Gain resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

(c)        Any items specially allocated pursuant to Section 6.07 shall not be considered in determining Profit; and

(d)        Any increase to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) shall constitute an item of Profit.

“Project” means the acquisition of the Real Property and the design, entitlement, construction, marketing, management and sale of approximately one hundred sixty-nine (169) single family homes on the Real Property.

“Project Coordination Agreement” means the project coordination agreement to be entered into by and between the Company and SunBrook prior to or following the execution of this Agreement.

“Project Coordination Fee” has the meaning set forth in Section 7.04(b).

“Project Coordinator” means SunBrook or any other Person who is engaged to provide project coordination services with regard to the Project and approved by the Executive Committee, whose services will be those specified in the Project Coordination Agreement.

“Project Sell-Out” has the meaning set forth in Section 7.04(b).

“Public Vehicle” has the meaning set forth in Section 9.05.

“Purchase Agreement” means that certain Real Property Purchase Agreement dated August 25, 2010, entered into between The New Home Company, LLC, a Delaware limited liability company, as purchaser, and 11851 Lambert LLC, a California limited liability company, Barbara Lambert Tucker, as Trustee of the Barbara Tucker Revocable Inter-Vivos Trust U/D/T dated December 18, 2001, and Lucille Lambert, as Trustee of the Lucille Lambert Revocable Inter-Vivos Trust U/D/T dated December 18, 2001, collectively as seller, providing for the purchase of the Real Property for a total purchase price in an amount specified therein (subject to prorations and credits), and as the same may be modified, assigned or extended with the approval of the Executive Committee. The interests of The New Home Company, LLC, as purchaser under the Purchase Agreement shall be assigned to LR8 Owner concurrently with the execution hereof, or as soon as reasonably practicable, pursuant to an assignment agreement in form and substance acceptable to Westbrook.

“Purchase Notice” has the meaning set forth in Section 9.06(c).

“Real Property” means that certain real property located in Orange County, California as more particularly described in the Purchase Agreement, together with (1) all improvements located thereon, (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto, including all mineral rights, development rights, air and water rights, (3) all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property, (4) any plans and specifications and other architectural and engineering drawings for such real property, and (5) any governmental permits, approvals, entitlements and licenses (including any pending applications) relating thereto.

“Reasonable Period” means, with respect to any defaulting Member, a period of thirty (30) calendar days after such defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such 30-day period, the period shall continue, if such defaulting Member commences to cure the breach within such 30-day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of 90 calendar days.

“Related Parties” has the meaning set forth in Section 7.01(a)(xii).

“Revenues” means, for any period, the total gross revenues received by the Company during such period, including without limitation all receipts of the Company from (a) rent, cost, expense and other recoveries and all additional rent paid to the Company (including for parking facilities), (b) concessions to the Company which are in the nature of revenues, (c) rent or business interruption insurance, and casualty and liability insurance, if any, (d) funds made available to the extent such funds are withdrawn from the Company’s reserve accounts and deposited into the Company’s operating accounts, (e) proceeds from the sale or other disposition of any Company Property, including proceeds from the sale of residential Units by LR8 Owner, (f) unused and unallocated proceeds from the financing, refinancing or securitization of any Company Property, and (g) other revenues and receipts realized by the Company, including without limitation cash available from unused and unallocated Capital Contributions that were called by the Executive Committee or such other Mandatory Capital as the Executive Committee may determine.

“Seller” has the meaning set forth in the Purchase Agreement.

“Sponsor” has the meaning set forth in the introductory paragraph hereof.

“Sponsor Persons” shall mean H. Lawrence Webb, Tom Redwitz, Joseph Davis or Wayne Stelmar.

“Substitute Contribution” has the meaning set forth in Section 4.02(b).

“Substitute Contribution Election” has the meaning set forth in Section 4.02(b).

“SunBrook” shall mean SunBrook Partners, LLC, a Delaware limited liability company, an Affiliate of Westbrook.

“Transfer” has the meaning set forth in Section 9.01.

“Treasury Regulation” or “Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

“UBTI” means “unrelated business taxable income” as defined in Code Sections 512 through 514.

“Valuation Agent” has the meaning set forth in Section 2.06(b).

“Westbrook” has the meaning set forth in the introductory paragraph hereof.

“Westbrook Interest Purchase Price” has the meaning set forth in Section 9.05.

“WREF” means Westbrook Real Estate Fund VIII, L.P., a Delaware limited partnership and the sole member of Westbrook, together with its successors and assigns in such capacity.

1.02     Other Defined Terms.  As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, and (b) each accounting term has the meaning assigned to it in accordance with GAAP.

ARTICLE II.

ORGANIZATION

2.01     Continuation.  The Company was formed as a limited liability company under the Delaware Act by the filing of the Certificate of Formation. The Members hereby agree to continue the Company as a limited liability company under the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The Managing Member is hereby authorized to file and record any amendments to the Certificate of Formation and such other documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2.02     Name and Principal Place of Business.

(a)        The name of the Company is set forth on the cover page to this Agreement. Subject to Section 7.01(f), the Members may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Members may from time to time determine. All business of the Company shall be conducted under such name, and title to all Company Property shall be held in such name.

(b)        The principal place of business and office of the Company shall be located at the offices of the Administrative Member at 95 Enterprise, Suite 325, Aliso Viejo, California 92656, or at such other place or places as the Managing Member may from time to time designate.

2.03     Term.  The term of the Company commenced on September 20, 2010, the date of the filing of the Certificate of Formation pursuant to the Delaware Act, and shall continue in full force and effect until December 31, 2060, unless sooner terminated pursuant to the provisions of this Agreement.

2.04     Registered Agent and Registered Office.  The name of the Company’s registered agent for service of process shall be National Registered Agents, Inc., and the address, of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 160 Greentree Drive, Suite 101, Dover, Delaware 19904. Such agent and such office may be changed from time to time by the Executive Committee with written notice to all Members.

2.05     Purpose.

(a)        The sole purpose of the Company shall be:

(i)       To acquire the Initial Company Property;

(ii)      To cause LR8 Owner to perform its obligations and exercise its rights under the Purchase Agreement and any other agreements or contracts contemplated by the foregoing, and to carry out the terms of and engage in the transactions contemplated by such agreement;

(iii)     To acquire, own, develop, manage, operate, lease, improve, finance, refinance, market, sell and otherwise deal with and dispose of the Company Property, including construction, marketing and sale of approximately one hundred-sixty nine (169) single family homes; and

(iv)     To conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes.

The Project shall be known as a New Home Company community and shall be marketed under such trade name as shall be recommended by the Administrative Member, subject to Westbrook’s approval, which approval shall not be unreasonably withheld.

(b)        Notwithstanding anything to the contrary contained in this Agreement, upon the election of the Executive Committee (an “Acquisition Vehicle Election”), the Members shall cause the formation of an entity or entities directly or indirectly wholly owned and Controlled by either the Company or the Members (in the same proportion as their respective interests in the Company and on the same terms as contained in this Agreement) to acquire or lease all or any portion of the Company Property (an “Acquisition Vehicle”). It is expressly understood that the Company may own all or any portion of the Company Property, and conduct all or any portion of its business directly or indirectly through one or more Acquisition Vehicles, including construction, marketing and sale of approximately one hundred sixty-nine (169) single family homes; provided that it is the intent of the Members that the organizational documents relating to the formation of any Acquisition Vehicle shall be interpreted together with and be consistent with the provisions of this Agreement. The Administrative Member shall perform, with no additional compensation, the same or substantially identical services for each Acquisition Vehicle as the Administrative Member performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. The Administrative Member agrees to perform such duties, and in such circumstances and with regard to such duties, the Administrative Member shall be subject to the same standards of conduct and shall have the same rights and obligations with regard to such duties performed or to be performed on behalf of any Acquisition Vehicle as are set forth in this Agreement with regard to the same or substantially identical services to be performed for or on behalf of the Company. The Sponsor shall have no materially greater obligations or materially reduced rights as a result of this Section 2.05(b). Each Acquisition Vehicle, as applicable, will enter into (i) a project coordination agreement on the same terms as the Project Coordination Agreement provided that the aggregate fee paid to the Project Coordinator shall not exceed the Project Coordination Fee and (ii) a construction contract on the same terms as the Construction Management Agreement provided that the aggregate fee paid to the General Contractor shall not exceed or be less than the fees provided in the Construction Management Agreement. Notwithstanding the foregoing, the Members hereby acknowledge and agree that any Acquisition Vehicle formed or proposed to be formed to eliminate or otherwise mitigate any Plan Asset Rule and/or Imposition issues shall be subject to the provisions of Section 2.06. Notwithstanding anything to the contrary in the foregoing, the modifications made pursuant to this Section 2.05(b) shall not require Sponsor or its Affiliates to take increased risks, to incur materially increased obligations, to have their rights materially reduced, or to incur any material cost or expense, in accordance with performing its obligations hereunder.

2.06     Modification to Structure.   (a) In order to qualify and/or preserve the status of Westbrook, WREF, the Company, or any entity in which the Members and/or the Company owns an interest and which owns any portion of the Company Property as an “operating company” under the plan asset rules of ERISA at 29 C.F.R. 2510.3-101 (the “Plan Asset Rules”) to avoid the imposition of a corporate tax on any income of the Company, or to minimize the effects of any UBTI on Westbrook and its partners, members and shareholders (collectively, the “Impositions”), Sponsor agrees to consent to modifications reasonably proposed by Westbrook to the structure of the Company and/or the Company’s investments in and ownership of the Company Property and/or to the terms of this Agreement including, without limitation, the capital contribution and allocation and distribution provisions set forth in Article IV and VI, if in any such case the modifications will not do any of the following (each of which, individually an “Adverse Change”) (i) render any Member and/or their successors in interest unable to fulfill its financial obligations hereunder, (ii) subject Sponsor and/or its Affiliates to greater liability or exposure for Capital Contributions or the claims of or any indebtedness owing to third parties or to Westbrook, or (iii) materially adversely affect the aggregate amount or timing of or exposure for Capital Contributions, payment of fees, distributions of Net Cash Flow and liquidation proceeds or the aggregate allocations of Profits and Losses to Sponsor; provided, however, that if the modifications do adversely affect the aggregate amount or timing of Capital Contributions, fees payable or distributions of Net Cash Flow and liquidation proceeds or the aggregate allocations of Profits and Losses, the provisions of Section 2.06(b) shall apply and Sponsor shall not withhold its consent to any such modifications notwithstanding any such Adverse Change as long as Westbrook pays Sponsor the value of any such Adverse Change pursuant to Section 2.06(b) below. Subject to and specifically limited by the foregoing, any such modification may include, without limitation, the formation by the Members of other limited liability companies, partnerships, corporations or other entities (including without limitation, corporations and trusts that qualify as real estate investment trusts under Section 856 of the Code) to be owned by the Members or their Affiliates and which will own a portion of the Company Property. In any such event, the Company and such other entities shall be treated as a single partnership, but for federal income tax purposes only, and the fees, expenses or other compensation or remuneration payable, the amounts distributable, the Profits and Losses allocable, the Capital Contributions required to be contributed, and the maintenance of Capital Accounts pursuant to this Agreement and the organic documents governing such other entities shall be calculated, determined and applied on an aggregate basis as if the entire Company Property were owned by the Company pursuant to this Agreement as in effect on the date hereof, unless Westbrook reasonably determines that such provisions must be calculated, determined and applied on an entity by entity basis and not on an aggregate basis to qualify or preserve the status of Westbrook, WREF, the Company or any entity in which the Members and/or the Company owns an interest and which owns any portion of the Company Property as an operating company under the Plan Asset Rules. If Westbrook reasonably determines that such provisions must be calculated, determined and applied on an entity by entity basis and not an aggregate basis, the Members agree to negotiate in good faith modifications to the terms of this Agreement and to the organizational documents governing such other entities so as to preserve as nearly as possible without any Adverse Change to Sponsor the same overall economic benefits and burdens relating to the entire Company Property as exist under this Agreement as in effect on the date hereof; provided, however, that if the modifications do cause an Adverse Change, the provisions of Section 2.06(b) shall apply. Sponsor agrees to cooperate with Westbrook and to execute, acknowledge, deliver, file, record and publish all such documents, agreements and instruments and to do all such other acts and things as Westbrook reasonably determines are necessary to implement the foregoing, subject to the limitations set forth in the first sentence of this Section. Westbrook shall bear all costs and expenses incurred in connection with any transfers of the Company Property and the formation of any additional entities to own any portion of the Company Property and the modification of any organizational documents of the Company in connection with any of the foregoing, including without limitation attorneys’ fees, accounting fees and consultants fees incurred in connection with any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the modifications made pursuant to this Section (a) shall not require Sponsor nor its Affiliates, to take increased risks, or to incur materially increased obligations, or to have their rights materially reduced, or incur any material cost or expense, in accordance with performing its obligations hereunder.

(b)        In the event of an Adverse Change, Sponsor shall notify Westbrook thereof in writing including an estimate of the economic value of the Adverse Change incurred by Sponsor. If the Members are unable to mutually agree upon the amount thereof within thirty (30) days after such notice by Sponsor, the value of such Adverse Change shall be determined by the following valuation procedure. Westbrook and Sponsor shall, within ten (10) days after the expiration of the foregoing thirty (30) day period, mutually agree on an independent third party (the “Valuation Agent”) to determine the economic value or effect to Sponsor arising from the Adverse Change resulting from a modification described in Section 2.06(a). If the parties are unable to agree on a Valuation Agent within such ten (10) day period, the Valuation Agent shall be appointed by a retired judge selected by the Members from a panel presented by the Delaware office of the American Arbitration Association (“AAA”). If the Members are unable to agree, AAA will provide a list of three (3) available retired judges, and each of Sponsor and Westbrook may strike one (1) of the available retired judges. The remaining retired judge shall select the Valuation Agent. If Westbrook and Sponsor strike the same retired judge and two (2) remain, failing agreement of the parties within three business days thereafter as to which retired judge shall select the Valuation Agent, Westbrook shall flip a coin to determine which of the two remaining retired judges shall select the Valuation Agent. In making its determination of the economic value of the Adverse Change, the Valuation Agent shall only consider the impact of the modifications to the amounts and timing of Capital Contributions, fees, expenses or other compensation or remuneration due and payable and distributions of Net Cash Flow and liquidation proceeds and the allocations of Profits and Losses to Sponsor and such other matters as the Valuation Agent shall reasonably determine to be material to the economic value of the Adverse Change. Any Valuation Agent selected shall be independent and shall not have performed or been engaged to perform any appraisal or valuation services for the Company, Westbrook or Sponsor, or of their Affiliates, at any time during the two (2)-year period prior to its selection. Within sixty (60) days of the Members’ selection of the Valuation Agent, the Valuation Agent shall deliver to the Members a written report of the foregoing valuation, and the determination of the Valuation Agent thereon shall be conclusive and binding upon the Members. Within thirty (30) days of the receipt of such report, Westbrook shall pay to Sponsor the amount of the economic value of the Adverse Change determined by the Valuation Agent. If the Valuation Agent is employed pursuant to the terms of this Section 2.06(b), Westbrook shall bear the costs thereof.

(c)        In the event of any conflict or inconsistency between the terms of this Section 2.06 and any other provision of this Agreement, the terms of this Section 2.06 shall control.

ARTICLE III.

MEMBERS

3.01     Members.

(a)        Effective as of the date of this Agreement, the Members of the Company shall be Westbrook and Sponsor. Except as expressly permitted by this Agreement, no other Person shall be admitted as a Member of the Company and no additional Interest shall be issued.

(b)        Subject to the terms of this Agreement, Westbrook shall constitute the sole Managing Member of the Company. The Members, and the members of the Executive Committee, in exercise of their duties hereunder as Members, shall have no fiduciary duties towards each other.

3.02     Limitation on Liability.  Except as otherwise expressly provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. Except as otherwise expressly provided in the Delaware Act, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

ARTICLE IV.

CAPITAL

4.01     Initial Capital Contributions.

(a)        Deposits Under the Purchase Agreement. Prior to or concurrently with the execution of this Agreement and the assignment of the Purchase Agreement to LR8 Owner, Sponsor and Westbrook shall have funded together Four Million Eight Hundred Thousand Dollars ($4,800,000) as a deposit under the Purchase Agreement, each in an amount respective of their Percentage Interest as of the date of this Agreement. It is agreed that, on the Closing Date, such deposit shall constitute a portion of each such Member’s Initial Capital Contribution hereunder.

(b)        Due Diligence Costs. The Members and their respective Affiliates have heretofore incurred, and may hereafter incur prior to the Closing Date, third party out-of-pocket costs and expenses in connection with the acquisition of the Real Property, negotiation of the Purchase Agreement and their respective due diligence analyses and other evaluations of the Real Property and the Project, including, without limitation, engineering and feasibility costs and expenses and costs and expenses related to or associated with analyzing, the Real Property and the Project (collectively, the “Contract and Due Diligence Costs”; such costs shall include, without limitation, costs (including without limitation, attorneys’ fees) incurred by Westbrook in reviewing and analyzing work conducted by Sponsor or its agents) and third party costs and expenses incurred by the Members in good faith and associated with or related to the negotiation and execution of this Agreement and the Project Coordination Agreement (collectively, “Member Negotiation Expenses”). The Contract and Due Diligence Costs and the Member Negotiation Expenses incurred through the Effective Date (including without limitation deposits made by Sponsor or Sponsor’s Affiliates pursuant to the Purchase Agreement) are listed on the attached Exhibit “C” and are hereby approved by the Members. All expenses listed on Exhibit “C” shall be reimbursed by the Company. Sponsor and Westbrook shall provide the Executive Committee with a written estimate of the Contract and Due Diligence Costs until acquisition of the Real Property for Executive Committee approval. The Company shall pay or reimburse each Member for all Contract and Due Diligence Costs and Member Negotiation Expenses, incurred by such Member in good faith pursuant to the terms hereof and approved by the Executive Committee and included within the Initial Budget that is approved by the Executive Committee, or shall credit such approved amounts against such Member’s Initial Capital Contribution to the extent and as hereinafter provided, so that each Member’s share of such costs shall be in proportion to their respective Percentage Interests.

(c)        Closing Contributions. If the Executive Committee decides to close the purchase of the Real Property pursuant to the Purchase Agreement, then on or before the date upon which the purchase price is required to be deposited into escrow pursuant to the Purchase Agreement, the Members shall contribute in cash to the capital of the Company their pro rata share (based upon their respective Percentage Interests including, without limitation, any amounts previously contributed by a Member to the Company pursuant to this Agreement) of the sum of (i) the amount reasonably necessary to close the acquisition of the Company Property (other than amounts to be financed, as determined by the Executive Committee), including, without limitation, the Company’s equity, closing costs, approved Contract and Due Diligence Costs, and approved Member Negotiation Expenses, and (ii) a reasonable amount of initial working capital of, and reserves for, the Company, as determined by the Executive Committee (all such amounts shall be credited as provided in Section 4.01(b)). The Members’ respective estimated required Initial Capital Contributions, which are to be funded prior to the acquisition of the Real Property, as well as the sources and uses for the closing, are described on Schedule A attached hereto. If, either before or after the acquisition of the Real Property, the Executive Committee determines that the Initial Capital Contributions described on Schedule A do not accurately reflect the matters specified in the first sentence of this paragraph, then the Executive Committee may readjust the Initial Capital Contributions required of each Member, subject to the limitations of this Section 4.01(c). In any event, upon closing pursuant to the Purchase Agreement, the aggregate Capital Contributions made by the Members shall be in proportion to their respective Percentage Interests and the Company shall return such portions of Capital Contributions made by any Member as may be necessary to achieve such result.

4.02     Additional Capital Contributions.

(a)        If at any time or from time to time after all of the Initial Capital Contributions have been contributed, the Executive Committee determines that additional funds (“Mandatory Capital”) are reasonably required (i) for costs contemplated by the Initial Budget and Operating Plan, including but not limited to costs associated with due diligence, costs of acquiring, owning, leasing, selling, financing or refinancing the Real Property or Project, or design, construction, entitlement, development and market or sale of the Real Property, startup costs or working capital, but only to the extent not included in the Initial Capital Contributions, as adjusted, made pursuant to Section 4.01, (ii) to meet the ongoing obligations, liabilities, Expenses or reasonable business needs of the Company in accordance with the then applicable Budget or Operating Plan, or comparable or other costs that are not provided for in the Budget and Operating Plan, but that are agreed to by the Executive Committee, or (iii) for any other purpose, the Executive Committee may (but shall not be obligated to) require that the Members make further capital contributions (“Additional Capital Contributions”) in the amount of such Mandatory Capital. If so requested by the Executive Committee, each Member shall, within thirty (30) days thereafter (or by any earlier date to prevent an adverse impact on the Project or the date required to make any deposit of borrower’s funds required by any Loan documents that have been approved by the Executive Committee and entered into by LR8 Owner pursuant to Section 4.05 of this Agreement), contribute its pro rata share (based upon the Percentage Interests of the Members at the time of such request) of the amount of the applicable Mandatory Capital. The Members agree that the Executive Committee may approve Mandatory Capital calls to fund hard and soft costs for the Project that will need to be funded in periodic

Additional Capital Contributions as development, entitlement, construction and marketing of the Project progresses in accordance with a Budget and Operating Plan approved by the Executive Committee. The Initial Capital Contributions and the Additional Capital Contributions shall be made by wire transfer of funds to a Company account (or other escrow account) designated by the Executive Committee. The initial determination of the amount of Mandatory Capital required to fund Additional Capital Contributions shall be based upon the Initial Budget and Operating Plan that is approved by the Executive Committee.

(b)        Notwithstanding anything to the contrary contained herein, a failure by any Member to make any Additional Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member but shall constitute For Cause. If any Member (the “Non-Contributing Member”) fails to make an Additional Capital Contribution in the time required pursuant to Section 4.02(a) above, then one or more of the other Members that is not an Affiliate of the Non-Contributing Member (individually, each a “Contributing Member” and collectively the “Contributing Member” ) may make such Additional Capital Contribution (the Non-Contributing Member’s share of such Additional Capital Contribution so made by a Contributing Member, a “Substitute Contribution”). Within thirty (30) days after making a Substitute Contribution, a Contributing Member shall elect (the “Substitute Contribution Election”), by written notice (the “Contribution Election Notice”) to the Non-Contributing Member, to either (i) treat the entire amount of such Substitute Contribution as a loan (a “Member Loan”) to the Non-Contributing Member by such Contributing Member in accordance with the provisions of Section 4.02(c)(i) below, or (ii) dilute the Percentage Interest of the Non-Contributing Member in accordance with Section 4.02(c)(ii) below (the “Dilution Option”). If no election is made by such deadline, the Contributing Member shall be deemed to have elected to treat the Substitute Contribution as a Member Loan.

(c)        Terms of Substitute Contribution Election.

(i)        Member Loans.  If a Contributing Member makes, or is deemed to have made, an election to treat its Substitute Contribution as a Member Loan, then such Member Loan shall be deemed to constitute a loan made by the Contributing Member to the Non-Contributing Member in accordance with the terms hereof, immediately followed by a Capital Contribution by such Non-Contributing Member to the Company in the amount of such Member Loan and such Member Loan shall be due and payable in full on the date that is the earlier of (i) demand by the Contributing Member and (ii) the date that is three (3) years after the date of the applicable Substitute Contribution. Any Member Loan shall be senior in priority of payment to any Net Cash Flow otherwise distributable to the Non-Contributing Member and shall bear interest at the rate of twenty five percent (25%) per annum. To the extent of unpaid principal and interest thereon, any Member Loan shall be recourse only to the Non-Contributing Member’s Interest and shall be repaid directly by the Company on behalf of the Non-Contributing Member from Net Cash Flow, the proceeds of liquidation or any other amounts that would otherwise be distributable or payable to the Non-Contributing Member, prior to any distribution or payment thereof pursuant to this Agreement. Any Net Cash Flow, proceeds of liquidation or other amounts used to repay such Member Loan shall be applied first to interest and then to principal. Payments on account of any such Member Loans shall be made in the order in which such Member Loans were made. At any time, a Non-Contributing Member may tender full payment of a Member Loan (and accrued interest) to the applicable Contributing Member. At the request of the Contributing Member, the Non-Contributing Member shall execute a note providing for the terms set forth herein. Member Loans shall be treated as equity for federal income tax purposes.

(ii)        Dilution.

(A)       If a Contributing Member makes a Substitute Contribution, elects the Dilution Option with respect to such Substitute Contribution, then (X) the Percentage Interest of the Contributing Member shall be increased by the number of percentage points = determined by dividing the Dilution Numerator applicable to such Member by the Dilution Denominator applicable to such Member, and (Y) the Percentage Interest of the Non-Contributing Member shall be decreased by the number of percentage points by which the Contributing Member’s Percentage is increased pursuant to subclause (X) hereof. For purposes of this Agreement, (1) “Dilution Numerator” means two hundred percent (200%) of the amount of the Substitute Contribution and (2) “Dilution Denominator” means one hundred percent (100%) of the aggregate Capital Contributions then or theretofore made by all of the Members to the Company (including any Substitute Contributions). Attached as Schedule 4.02(c)(ii)(A) is a sample calculation of the Dilution Option. In no event shall a Member’s Percentage Interest be reduced below zero.

(B)       For purposes of this Section 4.02(c)(ii), each Member, together with the members of their respective Member Groups (if any), shall be considered to be one Member, and after performing such calculation, each Member shall allocate the Percentage Interest of such Member among the members of its Member Group (if any) in an equitable manner, provided that no such allocation shall affect the Capital Account of any other Member outside such Member Group.

(d)        Each Member hereby grants to the Company as collateral agent for the Contributing Member, as secured party, a security interest in such Member’s Interest to secure its obligation to repay Member Loans to the Contributing Member under this Article IV, and pay the outstanding principal and interest on each Member Loan on the maturity date for such Member Loan, and the Company shall have all rights available to a secured party under the Delaware Uniform Commercial Code and the laws of the state of organization of such Member. Failure by any Member to make its Capital Contribution when such contribution is due shall be a For Cause event hereunder, and the Company, or the other Members on behalf of the Company, may also exercise the rights and remedies specifically provided in this Section 4.02. Each Member does hereby irrevocably constitute and appoint the Company and the authorized agents and officers thereof, its true and lawful attorneys-in-fact, coupled with an interest, with full power to prepare and execute any documents, instruments and agreements, and such financing, continuation statements, and other instruments and documents as may be appropriate to perfect, continue and enforce such security interest in favor of the Company.

(e)        Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in this Section 4.02, and (ii) the remedy provisions set forth above in this Section 4.02. Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects. For the purposes of this Section 4.02, each Member, together with the members of its Member Group (if any), shall be considered to be one Member.

4.03     Capital Accounts.     A separate Capital Account will be maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Member will be determined and adjusted as follows:

(a)        Each Member’s Capital Account will be credited with:

(i)       Any contributions of cash made by such Member to the capital of the Company plus the fair market value of any property contributed by such Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company);

(ii)      The Member’s distributive share of items of Profits and Net Profit; and

(iii)     Any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)        Each Member’s Capital Account will be debited with:

(i)       Any distributions of cash made from the Company to such Member plus the fair market value of any property distributed in kind to such Member (net of any liabilities to which such property is subject or which are assumed by such Member);

(ii)      The Member’s distributive share of items of Loss and Net Loss; and

(iii)     Any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

The provisions of this Section 4.03 and any other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

4.04     No Further Capital Contributions.      Except as expressly provided in this Agreement or with the prior written consent of the Executive Committee, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company. No Member will have any obligation to restore any negative balance in its Capital Account at any time including upon liquidation or dissolution of the Company.

4.05     Loans.   The Sponsor shall actively solicit financing from potential lenders for a portion of the funds required to develop, construct, or operate the Project. The Executive Committee shall have the sole discretion and authority to select which loan (or loans) and lender

(or lenders) is in the Company’s best interests. Any such loan or loans shall be at commercially reasonable rates and on market terms and conditions which are acceptable to the Executive Committee (the “Loan”). The Members agree to make such reasonable changes to this Agreement and the operating agreements of LR8 Owner or any Acquisition Vehicle as may be requested by the lender under such Loan (the “Lender”), provided that such changes shall not alter the economic terms, or increase any Member’s obligations or decrease any Member’s rights, set forth herein. If the Lender requires that a recourse guarantee, environmental indemnity or other such collateral be required pursuant to the terms of the loan agreement for such Loan and such terms are approved by all Members, each Member shall execute such guarantee or similar instrument and the Members shall indemnify and hold each other harmless such that any liability under any such instrument shall be borne ultimately by the Members in proportion to their respective Percentage Interests. If the Lender requires a letter of credit in connection with any Loan that is approved by the Executive Committee, any Member may agree, but shall not be obligated to, provide such letter of credit and if the letter of credit is drawn, the Company shall reimburse such Member any such amount and if the Company has insufficient funds to reimburse such Member, the Members shall make Additional Capital Contributions in accordance with their Percentage Interests such that any liability under any such letter of credit shall be borne ultimately by the Members in proportion to their respective Percentage Interests.

ARTICLE V.

INTERESTS IN THE COMPANY

5.01     Return of Capital.    No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the assets of the Company. No Member shall be entitled to withdraw or receive a return of any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law. No Member shall have any obligation to restore any negative balance in its Capital Account.

5.02     Ownership.    All Company Property shall be owned by the Company or an Acquisition Vehicle, subject to the terms and provisions of this Agreement. Title to Company assets shall be held by the Company in the Company’s name or in the name of an Acquisition Vehicle.

5.03     Waiver of Partition; Nature of Interests in the Company.    Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

(a)        To cause the Company or any of its assets to be partitioned;

(b)        To cause the appointment of a receiver for all or any portion of the assets of the Company;

(c)        To compel any sale of all or any portion of the assets of the Company pursuant to any applicable law; or

(d)        To file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.03, and without such waivers no member would have entered into this Agreement. No Member shall have any interest in any specific Company Property. The interests of all Members in this Company are personal property.

5.04     Percentage Interests.    The Percentage Interests of the Members shall only be adjusted as set forth in this Agreement.

ARTICLE VI.

ALLOCATIONS AND DISTRIBUTIONS

6.01     Allocations.   For each taxable year or portion thereof, Net Profit and Net Loss shall be allocated (after all allocations pursuant to Section 6.02 below have been made) as follows:

(a)        The items of Profit and Loss comprising Net Profit or Net Loss for a taxable year shall be allocated among the Members during such taxable year in a manner that will, as nearly as possible, cause the Capital Account balance of each member at the end of such taxable year to equal the excess (which may be negative) of:

(i)        the hypothetical distribution (if any) that such Member would receive if, on the last day of the taxable year, (x) all Company assets, including cash, were sold for cash equal to their Book Basis, taking into account any adjustments thereto for such taxable year, (y) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the Book Basis of the assets securing such liability) and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 6.03(a) or (b), as appropriate, over

(ii)       the sum of (x) the amount, if any, which such member is unconditionally obligated to contribute to the capital of the Company, (y) such member’s share of the Company Minimum Gain determined pursuant to Regulation Section 1.704-2(g), and (z) such Member’s share of Member Minimum Gain determined pursuant to Regulations Section 1.704(i)(5), all computed immediately prior to the hypothetical sale described in Section 6.01(a)(i).

(b)        Determination of Items Comprising Allocations.

(i)        In the event that the Company has Net Profit for a taxable year,

(1)               for any Member as to whom the allocation pursuant to Section 6.01(a) is negative, such allocation shall be comprised of a proportionate share of each of the Company’s items of Loss entering into the computation of Net Profits for such taxable year; and

(2)               the allocation pursuant to Section 6.01(a) in respect of each Member (other than a Member referred to in Section 6.01(b)(i)(1)) shall be comprised of a proportionate share of each Company item of Profit and Loss entering into the computation of Net Profit for such taxable year (other than the portion of each Company item of Loss, if any, that is allocated pursuant to Section 6.01(b)(i)(1).

(ii)       In the event that the Company has a Net Loss for a taxable year,

(1)               for any Member as to whom the allocation pursuant to Section 6.01(a) is positive, such allocation shall be comprised of a proportionate share of the Company’s items of Profit entering into the computation of Net Loss for such taxable year; and

(2)               the allocation pursuant to Section 6.01(a) in respect of each Member (other than the Member referred to in Section 6.01(b)(ii)(1)) shall be comprised of a proportionate share of each Company item of Profit and Loss entering into the computation of Net Loss for such taxable year (other than the portion of each Company item of Profit, if any, that is allocated pursuant to Section 6.01(b)(ii)(1)).

6.02     Allocations and Compliance with Section 704(b).      The following special allocations shall, except as otherwise provided, be made in the following order:

(a)        Notwithstanding anything to the contrary contained in this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.

(b)        Nonrecourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, pro rata in proportion to their respective Percentage Interests.

(c)        Any Member Nonrecourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).

(d)        Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

(e)        No allocation or loss or deduction shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704 in proportion to their respective Percentage Interests.

(f)        For purposes of Section 752 of the Code and the Treasury Regulations thereunder, excess nonrecourse liabilities (within the meaning of Treasury Regulations Section 1.752-3(a)(3)) shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.

6.03     Distributions.  Except as provided in Section 6.04, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of Net Cash Flow to the Members in the following manner and order of priority:

(a)        Except as set forth in Sections 6.03(b) and 6.03(c) below, distributions of Net Cash Flow shall be as follows:

(i)        First, to the Members in proportion to their respective Percentage Interests, until each Member has received aggregate distributions pursuant to this Section 6.03(a)(i) in an amount necessary to provide each Member with a 15% IRR with respect to its Capital Contributions;

(ii)       Second, to the Members, in the following proportion: 85% to Westbrook and 15% to Sponsor, until each Member has received aggregate distributions under Sections 6.03(a)(i) and Section 6.03(a)(ii), an amount necessary to provide distributions to each Member equal to the greater of (A) a 20% IRR with respect to its Capital Contribution, and (B) an amount equal to 1.5 multiplied by its Capital Contribution;

(iii)      Third, to the Members, in the following proportion: 80% to Westbrook and 20% to Sponsor, until each Member has received aggregate distributions under Sections 6.03(a)(i) through Section 6.03(a)(ii), an amount necessary to provide distribution to each Member equal to the greater of (A) a 25% IRR with respect to its Capital Contribution, and (B) an amount equal to 1.65 multiplied by its Capital Contribution; and

(iv)      Fourth, to the Members, in the following proportion: 70% to Westbrook and 30% to Sponsor.

(b)        If Sponsor is terminated as Administrative Member For Cause, distributions of Net Cash Flow shall be made to the Members in proportion to their respective Percentage Interests and Sponsor shall have no right to receive any distributions under Section 6.03(a)(ii) through (iv).

(c)        Each of the allocations, distributions and calculations of IRR’s shall be made and computed on a cumulative basis and in the aggregate with respect to, and taking into account, all contributions, allocations and distributions made under all operating or governing agreements so that, without limiting the generality of the foregoing, in determining whether the IRR thresholds set forth in subsection (a) above have been met, the parties shall calculate whether such IRR thresholds have been satisfied with respect to the Members and shall take into account such reserves and future expenditures as the Executive Committee deems appropriate. Notwithstanding anything to the contrary contained herein, if it is subsequently determined that any of the 15% IRR, 20% IRR or 25% IRR thresholds or 1.50 or 1.65 equity multiple thresholds have not been maintained at any time prior to Project Sell-Out and liquidation of the Company, Sponsor shall be obligated to refund to the Company at the time of such determination any distributions that it may have received under Subsections 6.03(a)(ii) through (iv) to the extent such distributions exceed the amounts Sponsor is entitled to receive pursuant to such Subsections given the recomputed thresholds.

(d)        Notwithstanding anything to the contrary in this Agreement, to the extent there exist any outstanding Member Loans at the time of a distribution pursuant to this Section 6.03, any amounts that would be distributed to the Non-Contributing Member pursuant to such distribution shall be paid to the Contributing Member until any outstanding Member Loans have been repaid in full including any accrued interest.

6.04     Distributions in Liquidation.     Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Members under Section 11.02(c)(iii) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in accordance with Section 6.03(a) or (b), as appropriate. With the approval of the Executive Committee, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding sentence may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.

6.05     Tax Matters.  The Members intend for the Company to be treated as a partnership for federal income tax purposes. The Executive Committee shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Executive Committee. The Administrative Member shall use its commercially reasonable efforts to cause all federal, state and local income and other tax returns to be timely filed by the Company (provided that the Administrative Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other Member or reputable accountants or auditors retained by the Administrative Member or at the request of the Executive Committee on behalf of the Company). Westbrook shall, after receiving the Executive Committee’s approval of such returns, execute such tax returns on behalf of the Company.

6.06     Tax Matters Partner.    Westbrook shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code and, subject to Section 6.05, shall exercise all rights, obligations and duties of a tax matters partner under the Code; provided, however, that Westbrook shall not have any right to settle or compromise any matter raised by the Internal Revenue Service without the approval of the Executive Committee, and the other Members shall be kept informed of, and given an opportunity to participate in a non-binding manner in, all such matters which the tax matters partner deems to be material.

6.07     Section 704(c).  In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property. Any elections, accounting conventions or other decisions relating to such allocations shall be made by the Executive Committee in a manner that (A) reasonably reflects the purposes and intention of this Agreement, and (B) complies with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder. For such allocations, the Executive Committee may select any method permitted in the Treasury Regulations under Code Section 704(c) with respect to such allocations, including the “traditional method”, the “traditional method with curative allocations” and the “remedial allocation method”.

6.08     Withholding.   The Company shall be entitled to withhold from any Member all amounts required to be withheld pursuant to Section 1446 of the Code or any other provision of federal, state, or local tax law and any such withheld amounts shall be treated as amounts actually distributed to the Members for all purposes under this Agreement. If the Executive Committee determines that the Company has insufficient liquid assets to satisfy such withholding obligation, the Member as to which withholding applies shall pay upon demand cash to the Company in an amount sufficient to satisfy such withholding obligation, the amount of which shall bear interest at the rate of fifteen percent (15%) per annum until paid and may be offset by distributions otherwise to be made to such Member.

ARTICLE VII.

MANAGEMENT

7.01     Management.   Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by the Executive Committee as provided below.

(a)        The Company and the Managing Member shall act by means of and through a committee of persons appointed in writing pursuant to Section 7.02 (the “Executive Committee”). Each person appointed by a Member to the Executive Committee shall act at the exclusive direction of, be the agent of and shall be free to represent the views and positions of such appointing Member. Except as otherwise provided in this Agreement, the Executive Committee shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform, as fully as if all the Members were themselves making such decisions in lieu thereof. All decisions made with respect to the management and control of the Company and approved by the Executive Committee (except for such decisions which by the express terms of Section 7.01(f) of this Agreement require the approval of all Members) shall be binding on the Company and all Members. The Members hereby adopt the resolutions attached to this Agreement as Schedule C, authorizing certain officers to act on behalf of the Company, as is more particularly described on Schedule C, and the Members acknowledge that the Executive Committee may elect additional officers of the Company or officers for LR8 Owner and any Acquisition Vehicle to implement the decisions (including without limitation executing documents) of the Executive Committee from time to time. Pursuant to such delegation, the Administrative Member shall be responsible for performing, or for causing to be performed, and shall have the authority to perform (subject to the requirement of receiving Westbrook and the Executive Committee’s consent, as applicable, if and when required by the terms hereof), the duties described in Section 7.03. Except as otherwise expressly provided in this Agreement or as otherwise previously approved by the Executive Committee, or provided for in any Budget or Operating Plan, the Executive Committee shall have the sole authority to authorize and approve the following matters (a “Major Decision”):

(i)       The execution and delivery by LR8 Owner or the Company of any agreement or instrument to purchase the Real Property and the taking of any action required or permitted to be taken thereunder (including without limitation, all action necessary to close the purchase of the Real Property and an election as to whether or not to purchase the Real Property) or any waiver under, amendment of or assignment (in whole or in part) of any such agreement and the taking of any action required or permitted to be taken thereunder, or entering into any agreements with any governmental agency, any neighboring or adjacent property owner, any community organizations or any other third parties, or sending any correspondence to or having any other material communications with, any governmental agency which directly binds the Company, LR8 Owner or advocates a position on behalf of the Company or LR8 Owner;

(ii)      Any material financing, refinancing or securitization of any Company Property (including without limitation, the Loan) and the use of any proceeds thereof, including, without limitation, construction or take-out financing, and any other financing or refinancing of the operations of the Company, or LR8 Owner and the execution and delivery of any documents, agreements or instruments evidencing, securing or relating to any such financing; provided, however, that no guarantees, environmental indemnities or credit enhancements can be required from any Member or its Affiliates without such party’s consent to the terms of the financing secured by such documents, not to be unreasonably withheld, conditioned or delayed;

(iii)     The approval of any Budget and Operating Plan, marketing plan, Warranty Program, Scope of the Work (as defined in the Construction Management Agreement), application for a Public Report filed with the California Department of Real Estate, Final Tract Map or Condominium Plans and any material amendments or modifications thereto (which shall only be permitted in accordance with this Agreement);

(iv)     The approval of all covenants, conditions and restrictions encumbering the Real Property, the formation of any bridge and thoroughfare districts, community facilities districts, landscape, lighting and maintenance districts, other assessment districts or any owners’ association to finance the construction, installation or maintenance of traffic or infrastructure, improvements, landscaping or public or common facilities or to manage and/or own common areas of the Project or phases of the Project and all applications for any permits, approvals, zoning, subdivision map or land-use changes or modifications, including without limitation, the strategy of the

Company or LR8 Owner with regard to submitting and processing such applications and approval of all conditions to any such permits, approvals, zoning, subdivision map or land-use changes or modifications, including any agreements regarding fair share allocations, school and library fees or contributions, affordable housing allocations, fees or contributions and park fees or contributions or any other similar exaction fee, credit, construction or payment in lieu thereof;

(v)      (A) Any sale, assignment, transfer or other disposition of substantially all of the Company Property, (B) any improvement, rehabilitation, alteration, repair, or completion of construction of any Company Property, or taking any action relating thereto which burdens or encumbers the Company Property; provided, however, the Administrative Member shall have the right to cause such improvements to be made to the extent such improvements are contemplated and completed in accordance with the approved plans and specifications for the Project and approved Budget and Operating Plan for the Project, and (C) any activity which would cause cost overruns, use of contingency reserves or reallocation of line items in an approved trade payment breakdown or schedule of values that requires LR8 Owner approval under the Construction Management Agreement or that varies materially from the ranges and guidelines in the Budget or Operating Plan (for purposes of this Section 7.01(a)(iv), such a material variance shall be (I) an amount that is not within the ranges established in the Operating Plan or is in excess of the amount set forth in the Budget for such expenditure or line item by more than 10% of the line item or 5% of the Budget, whichever is less (in addition to individual expenditures and obligations, such test shall be applied to aggregate expenditures and obligations made on a quarterly basis as well), or (II) terms that materially conflict with the other guidelines in the Operating Plan regarding such transactions);

(vi)     Approval of the form of purchase and sale agreement and any and all demands to escrow, escrow instructions regarding disbursement of sales proceeds from escrow, sales prices, continuous area report, and the terms, conditions and standards and any material addenda or material amendments thereto related to the sale of the residential units in the Project or approval of the form of deposit receipt;

(vii)    The making of any recurring operating expenditure or incurring of any recurring operating obligation by or on behalf of the Company that creates a cost overrun that varies materially from the Budget or entering into (or amending or modifying) of any agreement which was not specifically included or contemplated in the Budget or under the Operating Plan, or otherwise approved by the Executive Committee (for purposes of this Section 7.01(a)(iv), such a material variance shall be (A) expenditures or obligations involving an amount that is in excess of the amount set forth on a quarterly basis or on an annual basis in the Budget for such expenditure on a line item basis by more than 10% of the line item or 5% of the Budget, whichever is less, for such period, (B) expenditures or obligations involving the incurrence of an expenditure or obligation for any transaction or any series of related transactions when taken with all prior expenditures or obligations during the particular quarter or fiscal year related thereto exceeds the maximum expenditure amount provided in the Budget or the Operating Plan for such particular transaction or series of transactions for such period by the lesser of 10% of such maximum expenditure amount for such particular transaction or series of transactions for such period or 5% of the Budget for such period, (C) in the case of any material service, maintenance or similar agreement proposed to be entered into, such agreement is not terminable (without penalty) by the Company on thirty (30) calendar days or less written notice to the other party, or (D) requires LR8 Owner approval under the Construction Management Agreement or Project Coordination Agreement;

(viii)   Entering into or consummating any transaction or arrangement with any Member or any Affiliate of any Member, or any other transaction involving an actual or potential conflict of interest, all of which shall (with the exception of the transactions described in Section 9.05 hereof which shall not require such approval) require the approval of the non-interested Member(s) notwithstanding anything contained herein to the contrary;

(ix)     The establishment of reasonable reserves, determination of the amount of available Net Cash Flow, and making of distributions to Members (subject to the requirements of Section 6.03);

(x)      The institution of any legal proceedings in the name of the Company, settlement of any legal proceedings against the Company and confession of any judgment against the Company or an Acquisition Vehicle or any property of the Company or an Acquisition Vehicle other than the institution of any eviction, suits for breach of tenant leases or purchase and sale agreements, or similar proceedings contemplated or provided for in the Operating Plan;

(xi)     The possession or pledge of any Company Property (including any equity interest in an Acquisition Vehicle) for other than Company purposes (which shall require the consent of all Members);

(xii)    The entering into any development, asset, property management, sales and marketing, or construction agreement, (except to the extent otherwise permitted in this Agreement), or other third party contract with respect to which funds are not explicitly provided for, or the existence of which is not contemplated, in the Budget and/or Operating Plan, as applicable, with regard to the Company, or LR8 Owner (collectively, the “Related Parties”) or any Company Property;

(xiii)   Approval of the plans and specifications for the construction of the Project and all construction and architectural contracts, including the Construction Management Agreement, and plans, specifications, and drawings prior to the commencement of construction of the Project and any material modifications to such contracts, plans, specifications and drawings except as otherwise expressly delegated in writing pursuant to this Agreement;

(xiv)   The engagement, changing, or removal of any manager, architect, engineer, contractor, or sales or placement agent or broker not expressly permitted hereunder or under the Project Coordination Agreement or the Construction

Management Agreement for the construction, design, management, leasing, disposition, financing or refinancing of any Company Property, in each case pursuant to the terms of the applicable contracts or agreements;

(xv)    The amalgamation, merger, arrangement or other corporate reorganization which would result in Westbrook no longer controlling or acting as the Managing Member of the Company;

(xvi)   Intentionally omitted;

(xvii)  The appointment, change or removal of the auditors of the Company, LR8 Owner, or any Acquisition Vehicle;

(xviii) The making of capital calls for Additional Capital Contributions or any other subsequent capital calls from the Members;

(xix)   The approval of the form of the Cell Site Relocation Agreement and any memorandum, amendment, modification or extension thereof;

(xx)    Any other material matter pertaining to the Company’s business that is designated by the Executive Committee to be a “Major Decision” hereunder;

(xxi)   The approval, determination or any other action expressly and specifically (rather than generally) reserved to the Executive Committee under this Agreement, including, without limitation, any material modification, amendment, or renewal of any matter previously requiring the approval of the Executive Committee or any other matter that would have a material effect on the Company Property, business or prospects; and

(xxii)  Any action by LR8 Owner or any other subsidiary of the Company which, if taken by the Company, would be a Major Decision under any other provision of this Section 7.01(a).

Notwithstanding anything in this Agreement to the contrary, any action or matter which requires Executive Committee approval and which is provided for in a Budget or Operating Plan approved by the Executive Committee shall require no further approval of the Executive Committee before implementation by the Administrative Member.

(b)        Subject to the terms of this Agreement, the prior approval of the Executive Committee and Westbrook, as applicable, and the limitations imposed by law, the Managing Member (acting through the Executive Committee, and subject to all applicable limitations on the authority of the Executive Committee set forth herein) shall have the full power and authority to:

(i)       Acquire, hold, operate, sell, transfer, assign, convey, exchange, lease, sublease, mortgage or otherwise dispose of or deal with all or any part of the Company Property;

(ii)      In furtherance of the Company’s purposes and business, borrow money (including without limitation, the Loan), whether on a secured or unsecured basis, refinance, recast, modify, amend, extend, compromise or otherwise deal with any such loan, and in connection therewith, issue evidences of indebtedness and secure the same by mortgages, deeds of trust, security agreements or other similar documents affecting the assets of the Company;

(iii)     Authorize other persons to execute and deliver such documents on behalf of the Company as the Executive Committee may deem necessary or desirable for the Company’s business, including, without limitation, guarantees and indemnities;

(iv)     Perform, or cause to be performed, all of the Company’s obligations under any agreement to which the Company or an Acquisition Vehicle is a party;

(v)      Enter into contracts on behalf of the Company and make expenditures as are required to operate and manage the Company and the Company Property; and

(vi)     Do any act which is necessary or desirable to carry out any of the purposes of the Company.

(c)        The Company may employ, engage or retain any Persons (including any Affiliate of any Member to the extent approved by all non-Affiliate Members) to act as brokers, accountants, attorneys, engineers or in such other capacities as the Executive Committee may determine are necessary or desirable in connection with the Company’s business, and the Managing Member, the members of the Executive Committee, the Administrative Member and Sponsor shall be entitled to rely in good faith upon the recommendations, reports and advice given them by any such Persons in the course of their professional engagement.

(d)        Subject to the terms of this Agreement, the Executive Committee shall have the right or power to make decisions on behalf of and exercise control over the Company business, affairs or operations; provided, however, that the Executive Committee may elect to implement those decisions through any Member it selects in writing, including without limitation through the Administrative Member pursuant to the terms hereof, and/or through one or more officers it elects in writing; and provided further that the Managing Member may not, without the consent of the Executive Committee, take any actions which specifically require the consent of the Executive Committee pursuant to the terms hereof. Subject to the other provisions of this Agreement, so long as Westbrook or an Affiliate thereof remains a Member, WREF shall have the right to periodically consult with and advise the Executive Committee, Administrative Member and Managing Member with respect to the operation and management of the Company. The Company and the Members acknowledge and agree that WREF is an intended third party beneficiary with respect to this Section 7.01 and Article VIII.

(e)        Anything in this Agreement to the contrary notwithstanding, the Managing Member shall have no authority to perform any act in respect of the Company in violation of any (i) applicable laws or regulations or (ii) any agreement between the Company and any lender to the Company.

(f)        Anything in this Agreement to the contrary notwithstanding, neither the Executive Committee nor the Managing Member shall, without the written consent of all of the Members delivered subsequent to the date of this Agreement, cause or permit the Company or any of the Related Parties to:

(i)       (A) file any voluntary petition in bankruptcy on behalf of any of the Related Parties, (B) consent to the filing of any involuntary petition in bankruptcy against any of the Related Parties, (C) file any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of the Related Parties or a substantial part of their property, or (E) make any assignment for the benefit of creditors;

(ii)      amend this Agreement or the limited liability company agreement of LR8 Owner except pursuant to Section 2.06 hereof;

(iii)     acquire any additional real property or interest in real property other than the Real Property;

(iv)     do any act in contravention of this Agreement or which would make it impossible to carry out the business of any of the Related Parties;

(v)      except as otherwise expressly provided in this Agreement (including without limitation pursuant to Sections 2.06, 9.02 or 9.05 hereof), admit any additional Member into any of the Related Parties or otherwise issue any interest in any of the Related Parties;

(vi)     change the nature of the business conducted by any of the Related Parties or their purposes as described in Section 2.05 hereof;

(vii)    extend the term of the Company, LR8 Owner or any Acquisition Vehicle;

(viii)   admit a new member to LR8 Owner, if such admission would reduce the distributions to Sponsor pursuant to Section 6.03; or

(ix)     take any other action requiring approval of Sponsor pursuant to the terms of this Agreement.

7.02     Members of the Executive Committee.

(a)        The Executive Committee shall initially consist of three members. The initial members of the Executive Committee shall be Kashif Z. Sheikh and Marcus L. Scroggins appointed by Westbrook, and H. Lawrence Webb appointed by Sponsor. Notwithstanding any other provision of this Agreement to the contrary, Westbrook will at all times have the right to appoint a majority in number of the members of the Executive Committee, and a majority in number of the members of the Executive Committee shall represent and shall have been appointed by Westbrook. Each Member may, by written notice to the others, remove any person appointed by such Member and appoint a substitute therefore; provided, however, that any new person appointed to the Executive Committee by any Member must either (i) be a partner, managing member, officer, director, principal or employee of such Member or of an Affiliate of such Member, or (ii) be approved by the Executive Committee members appointed by the other Members, such approval not to be unreasonably withheld. Any Member may, by written notice delivered to the other Members, delegate any or all of the duties of such Member’s representatives on the Executive Committee to another of its representatives on the Executive Committee or to any employee of Westbrook or any of its respective Affiliates, on the one hand, or Sponsor or any of its Affiliates, on the other hand, as the case may be (and such delegate shall also be an agent of and operate at the sole direction of the appointing Member), and any decisions or actions taken by such delegate shall be fully binding upon the Company and the Members as if taken by such member of the Executive Committee.

(b)        Regular meetings of the Executive Committee shall be held at such times and places as shall be designated from time to time by the Executive Committee.

(c)        Special meetings of the Executive Committee may be called by or at the request of any Member. The person or persons authorized to call the special meeting of the Executive Committee may fix any reasonable place as the place for holding the special meeting of the Executive Committee, or such meeting may occur telephonically with any member of the Executive Committee electing to participate telephonically.

(d)        Notice of any meeting of the Executive Committee shall be given to each Member no fewer than two (2) business days and no more than thirty (30) days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Section 13.03 hereof. The attendance of a member of the Executive Committee at a meeting of the Executive Committee shall constitute a waiver of notice of such meeting, except where a member of the Executive Committee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Executive Committee need be specified in the notice or waiver of notice of such meeting.

(e)        Provided that notice of a meeting has been given to each Member as called for by paragraph (d), above, a majority (in number) of the members of the Executive Committee shall constitute a quorum for transaction of business at any meeting of the Executive Committee, provided that, subject to the proviso set forth in clause (f), below, if less than a majority of such number of members of the Executive Committee are present at said meeting, a majority of the members of the Executive Committee present may adjourn the meeting at any time without further notice, and provided further that a quorum may not be deemed established without the presence of at least one Executive Committee member appointed by Westbrook, and that a quorum shall be deemed established if one or more Executive Committee member appointed by Westbrook is in attendance.

(f)        Provided that notice of a meeting has been given to each Member as called for by paragraph (d), above, the act of a majority (in number) of the members of the Executive Committee present shall be the act of the Executive Committee, unless the act of a greater number is required by this Agreement; and no action shall be deemed to have taken place unless a majority of the members of the Executive Committee shall have approved the same; provided, however, that no Major Decision or other Executive Committee matter may be decided, nor may any Executive Committee action be taken, without the attendance at the applicable meeting of, and the vote of, an Executive Committee member appointed by Westbrook; and provided further that, in the event there is a disagreement between the Executive Committee members appointed by Sponsor and the Executive Committee members appointed by Westbrook with respect to any Major Decision or any other matter requiring the vote, consent or approval of the Executive Committee, Westbrook members of the Executive Committee shall have the right to cast the deciding vote and thus the decision made by Westbrook shall be deemed the decision of the Executive Committee, irrespective of the actual number of members of the Executive Committee appointed by Westbrook that are present at such meeting (or taking part in any Executive Committee action by written consent), or of the number of contrary votes cast by the members of the Executive Committee not appointed by Westbrook.

(g)        Any action required to be taken at a meeting of the Executive Committee or any other action which may be taken at a meeting of the Executive Committee may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by a majority in number of the members of the Executive Committee entitled to vote with respect to the subject matter thereof, provided that each Member shall be provided with at least five (5) Business Days prior notice of such proposed action. Provided that such notice is given to each Member, any such consent signed by a majority in number of the members of the Executive Committee shall have the same effect as an act of a majority (in number) of the members of the Executive Committee at a properly called and constituted meeting of the Executive Committee at which all of the members of the Executive Committee were present and voting. Notwithstanding the foregoing, or anything to the contrary provided elsewhere herein, no Major Decision or other Executive Committee matter may be decided, nor may any Executive Committee action be taken, by written consent or otherwise, without the attendance at the applicable meeting of, and the vote of, an Executive Committee member appointed by Westbrook.

(h)        The members of the Executive Committee may participate in and act at meetings of the Executive Committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meetings shall constitute attendance in person at the meeting of the person or persons so participating.

(i)        Except as otherwise expressly provided in this Agreement, the Construction Management Agreement or the Project Coordination Agreement or as approved as part of the Budget (except that the consent of all disinterested Members shall be required in the case of salaries or remuneration), no Member, Managing Member, member of the Executive Committee, nor officer of the Company or Acquisition Vehicle, nor employee, agent or contractor of any Member or any Affiliate thereof, shall be entitled to receive any salary or any remuneration or expense reimbursement from the Company for his or her services as a member of the Executive Committee or for his or her services to the Company or with respect to the Company Property.

(j)        The Executive Committee may, by resolution, designate one or more individuals as employees or agents of the Company or LR8 Owner in furtherance of its business and exclusive purposes. No such employee or agent need be a Member of the Company or LR8 Owner. Each employee or agent shall have the authority and shall perform the duties as designated by the Executive Committee. Any employee or agent so appointed by the Executive Committee may be removed by the Executive Committee whenever in their judgment the best interests of the Company would be served.

(k)        The Administrative Member shall prepare a proposed agenda for each regular meeting of the Executive Committee, and will distribute such agenda to each member of the Executive Committee at least three (3) Business Days in advance of any meeting (provided that it has been provided with at least two weeks notice of such meeting). The Executive Committee may amend such agenda as it sees fit. A written record of all meetings of the Executive Committee and all decisions made by it shall be made by the Administrative Member, as Secretary of the Executive Committee, and kept in the records of the Company and shall be initialed or signed by each of the members of the Executive Committee present at such meeting. The approval of any Budget and Operating Plan will be evidenced by the signing or initialing of a copy of the approved version by at least a majority (in number) of the members of the Executive Committee. Minutes and/or resolutions of the Executive Committee when initialed or signed by a majority (in number) of the members of the Executive Committee shall be binding and conclusive evidence of the decisions reflected therein and any authorizations granted thereby.

7.03     Administrative Member.

(a)        The administrative member of the Company (the “Administrative Member”) shall be Sponsor, unless and until Sponsor is removed as Administrative Member pursuant to the terms of this Section 7.03(a), in which event the Administrative Member shall be such other Member of the Company as may be designated by the Executive Committee. The Administrative Member shall, subject to the availability of Company funds from Revenues, Capital Contributions or other sources, (i) conduct the business of the Company on a day-to-day basis, and use diligent efforts to cause such operations to be conducted in accordance with the Budget and the Operating Plan and such other guidelines as shall be adopted by the Executive Committee (provided that the foregoing covenant does not constitute a guaranty by the Administrative Member that (A) the Project will be completed without cost overruns or within any schedule set out in the Budget or the Operating Plan or (B) the Company Property will perform in accordance with the Budget and Operating Plan or such guidelines), (ii) retain Sponsor, or another person or entity approved by the Executive Committee, to perform the Company Management Services for the Company, (iii) perform the duties assigned to it hereunder, and (iv) carry out all decisions and resolutions of the Executive Committee; provided, however, that notwithstanding anything contained in this Agreement to the contrary, the Administrative Member shall only be obligated to perform those services which are (A) required of it pursuant to the express terms of this Agreement or (B) reasonably requested of it by the Executive Committee, and reasonably agreed to by the Administrative Member, to the extent the same are consistent with other services customarily provided by administrative members or managers in comparable circumstances; provided, however, Administrative Member shall not be entitled to any additional compensation for services required by this

Agreement. Notwithstanding anything contained in this Agreement to the contrary, the initial Administrative Member shall be Sponsor until (1) Sponsor is removed For Cause by action of the Executive Committee or (2) Sponsor or its Affiliate is terminated as the General Contractor by action of the Executive Committee in accordance with the terms of the Construction Management Agreement. Sponsor, as the initial Administrative Member, shall have no authority to retire or resign from its position as the initial Administrative Member. If Sponsor or any other Person should be removed as the Administrative Member, the Executive Committee shall be under no obligation to appoint a replacement thereof. Subject to the limitations set forth in this Agreement and the guidelines reasonably adopted by the Executive Committee, the Administrative Member, on behalf of the Company, shall have the power and authority to enter into contracts and sales agreements on behalf of LR8 Owner, but only to the extent that any such expenditures and amounts required to be paid by the Company under such contracts and other instruments and documents have either been approved by the Executive Committee or are not in excess of the amount requiring LR8 Owner approval under either the Construction Management Agreement or the amount set forth in the then current Budget for such expenditure or line item by more than 10% of the applicable line item or 5% of the Budget, whichever is less, or to the extent such amounts are otherwise authorized by the terms of this Agreement. The Administrative Member may rely on written instructions (including instructions contained in an e-mail) from a representative appointed in writing by Westbrook from time to time that Westbrook has (and that its Executive Committee members have) approved certain actions and agreements. Marcus L. Scroggins is hereby appointed as such initial Westbrook representative. Subject to the Administrative Member’s right to charge certain matters to the Company as provided in Section 8.01 and 8.03, the Administrative Member shall not be entitled to receive any fees or other compensation in respect of its activities as the Administrative Member, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect overhead which may be attributable to the performance of its duties as the Administrative Member, except as expressly provided for in the Budget, this Agreement and any other Agreement between Administrative Member and the Company or between Administrative Member and LR8 Owner.

(b)        Notwithstanding anything to the contrary contained in Section 7.01(a)(iii), if at the beginning of any calendar year the Budget and Operating Plan or any item or portion thereof shall not have been approved by the Executive Committee, and subject to the availability of Company funds from Revenues, Capital Contributions or other sources, then:

(i)       Any items or portions of the Budget and Operating Plan and amounts of expenses provided therein which have been so approved shall become operative immediately and the Administrative Member shall be entitled to expend funds in accordance with those operative portions; and

(ii)      The Administrative Member shall be entitled to, and shall, expend funds in respect of debt service on the Company’s financing, real estate taxes and assessments, insurance premiums for insurance policies approved by the Executive Committee or other expenditures which the Executive Committee determines are necessary for the continued ordinary operation of the Company Property, regardless of whether the Budget has been approved or whether such expenditures exceed the amounts provided for in the applicable Budget (“Necessary Expenses”), unless the

Executive Committee expressly advises the Administrative Member not to expend such Necessary Expenses.

(c)        In addition to and without limiting any other duties set forth in this Agreement, the Administrative Member shall, on behalf of the Company and at Company expense, subject to (1) the availability of adequate Company funds therefor in the Budget and from Revenues, Capital Contributions or other sources, and (2) performance by any other third parties with whom the Company may contract pursuant to the terms hereof:

(i)       Oversee, coordinate and process the operations, including without limitation, the management on a day-to-day basis of the design, construction, entitlement and marketing of the Project and any and all of the assets which comprise the Company Property, and prepare all communications with the Seller and other relevant third parties;

(ii)      Subject to the availability of Company funds therefor, use commercially reasonable efforts to cause the Company and all third parties at all times to perform and comply with the provisions (including without limitation, any provisions requiring the expenditure of funds by the Company) of any loan commitment, agreement, mortgage, or other contract, instrument or agreement to which the Company is a party or which affects any Company Property or the operation thereof;

(iii)     Subject to the availability of Company funds therefor, pay in a timely manner all non-disputed construction and development costs of the Company and LR8 Owner in accordance with the terms of the Construction Management Agreement and Budget and the Operating Plan or as otherwise provided herein;

(iv)     To the extent available, and subject to the availability of Company funds therefor, obtain and maintain insurance coverage on Company Property as required by the Executive Committee and naming each Member as an additional insured (and to the extent possible containing customary waiver of subrogation provisions), and pay all non-disputed taxes, assessments, charges, fees and operating expenses payable in connection with the ownership, use and occupancy of the Company Property (provided that if the Executive Committee requires that the Company maintain insurance as part of Westbrook’s blanket policy, the Company’s allocable share of deductibles and premiums under the liability insurance policy shall be equitably determined);

(v)      Deliver to the other Members promptly upon the Administrative Member’s receipt or sending thereof, copies of all material notices, reports and communications between the Company and any purchaser, any contractor, the Seller, governmental agencies, neighboring property owners, community groups, Irvine Company and other relevant third parties, and material notices, reports, and communications from any purchaser under any purchase and sale agreement, tenant under any Cell Site Relocation Agreement, buyer of a portion of the Company Property, or any borrower under any mortgage loan or any holder of a mortgage affecting all or any portion of any Company Property, or any of such other parties, which relates to any existing or pending default thereunder or to any financial or operational information required by such Person;

(vi)     Deposit all receipts from operations or sales of the Company Property to a separate account established and maintained by the Administrative Member in the name of the Company, and not commingle those receipts with any other funds or accounts of the Administrative Member;

(vii)    Manage and administer the process of design, entitlement, and obtain one or more final Public Report(s) from the California Department of Real Estate to market and sell the completed residential units in the Project, and obtain all bonds required for the completion, recordation, or procurement of any and all entitlements, subdivision agreements and infrastructure required for the project, including those required with respect to the filing of the final tract map;

(viii)   If the Administrative Member subcontracts with third parties or any of its Affiliates for the performance of any of the services to be performed by the Administrative Member, then the Administrative Member shall supervise and oversee the performance of the services performed by such third parties or Affiliates; and

(ix)     Execute and deliver agreements, certificates and similar documents on behalf of the Company that are necessary to obtain loans, as well as manage any approved financing or refinancing, on terms approved by the Executive Committee and to acquire the Company’s or LR8 Owner’s interest in the Real Property pursuant to the Purchase Agreement.

If bonds are required for the completion, recordation, or procurement of any and all entitlements, subdivision agreements and infrastructure required for the project, including without limitation those required with respect to the filing of the final tract map, the Administrative Member shall arrange for the issuance of such bonds after approval of the terms thereof by the Executive Committee and the cost thereof shall be an Expense. If the surety requires that a recourse guarantee be executed to secure such bonds, each Member shall execute such guarantee and the each Member shall indemnify and hold the other Member harmless such that any liability under any such bond shall be borne ultimately by the Members in proportion to their respective Percentage Interests. If a letter of credit is required to secure such bond and the Executive Committee approves the procurement of such bond, any Member may agree, but shall not be obligated to, provide such letter of credit and if such letter of credit is drawn the Company shall reimburse such Member any such amount and if the Company has insufficient funds to reimburse such Member, the Members shall indemnify and hold each other harmless such that any liability under any such instrument shall be borne ultimately by the Members in proportion to their respective Percentage Interests.

(d)        So long as Sponsor is the Administrative Member, the Sponsor Persons shall have primary responsibility for managing Sponsor’s performance of its obligations as the Administrative Member, including, without limitation, overseeing the day-to-day operations and activities of the Company as aforesaid, except for obligations of the Project Coordinator under the Project Coordination Agreement. The Sponsor Persons will devote such amount of their annual services as is reasonably necessary to perform those functions for the Company. If any Sponsor Person is no longer dedicating such portion of his annual services as is reasonably necessary for the Administrative Member to perform its functions for the Company, the Sponsor shall replace such Sponsor Person within sixty (60) days of notice from Westbrook that it believes that such replacement is required pursuant to the terms of this Agreement. If at any time two or more Sponsor Persons are no longer dedicating such portion of their annual services as is reasonably necessary for the Administrative Member to perform its functions for the Company, the Sponsor shall within sixty (60) days of notice from Westbrook that it believes that such replacement is required pursuant to the terms of this Agreement replace such Sponsor Persons with other persons reasonably acceptable to Westbrook. Failure to provide any such replacement shall be an Event of Default under this Agreement.

(e)        In the event that Sponsor shall have been removed as the Administrative Member, then Sponsor or its Affiliate shall be terminated as General Contractor within thirty (30) days after such termination and shall thereafter lose its right to receive any payments under the Development Management Agreement, with the sole exception of any accrued but unpaid fees or any reimbursements outstanding as of the effective date of such termination, subject to any offset for damages suffered by the Company (for which Sponsor or its Affiliate is liable pursuant to the terms of this Agreement or the Construction Management Agreement) in the event the termination is the result of a For Cause event.

(f)        Sponsor’s appointment as the Administrative Member shall automatically terminate if Sponsor (or a permitted transferee thereof) no longer owns an interest in the Company.

7.04      Services and Fees.

(a)        LR8 Owner, Administrative Member and General Contractor shall enter into the Development Management Agreement following the execution of this Agreement and acquisition of the Real Property pursuant to the Purchase Agreement. The Development Management Agreement shall provide for fees (the “Developer’s Fees”) payable to Administrative Member and General Contractor pursuant to the Development Management Agreement. The Parties agree that this Agreement and the Development Management Agreement shall be executed concurrently. The General Contractor and LR8 Owner shall enter into the Construction Contract upon acquisition of the Property by LR8 Owner which shall be in a form reasonably acceptable to the Executive Committee and General Contractor.

(b)        The Company and SunBrook shall enter into the Project Coordination Agreement following the execution of this Agreement. The Project Coordination Agreement shall provide for a fee (the “Project Coordination Fee”) in the amount of Ten Thousand Dollars ($10,000.00) to be paid in equally monthly installments commencing thirty (30) days after the Closing under the Purchase Agreement and continuing through the development and construction of the Project until the sale of the last residential unit (“Project Sell-Out”). The Project Coordination Agreement shall provide for no other compensation to SunBrook other than the Project Coordination Fee, except as specifically set forth herein and as may be provided for in the applicable Budget. Subject to the business plan and other parameters approved by the Executive Committee, the Project Coordination Agreement shall provide that SunBrook shall be responsible for providing oversight and coordinating the services that are performed by Sponsor or its Affiliates under this Agreement, the Construction Management Agreement for the Project during the development and construction of the Project through Project Sell-Out.

(c)        Except as set forth in this Section 7.04, any agreements with an Affiliate of any Member must be approved by the non-Affiliated Members, and no other fees or compensation will be paid by the Company to any Member or any of its Affiliates. Neither Sponsor nor any of its Affiliates will be entitled to any sales commissions or other fees associated with the development, management and sale of any of the Company Property and will not be entitled to any reimbursement for its employees or other direct or indirect overhead, except as set forth in the Construction Management Agreement or this Agreement, or as otherwise contemplated by the Budget.

7.05      Duties and Conflicts.

(a)        The Members and their respective officers, employees, appointed members of the Executive Committee and Affiliates shall devote such time to the Company business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder. Except as provided hereunder or as otherwise agreed to in writing by both the Executive Committee and all disinterested Members, no Member and no member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

(b)        Each of the Members recognizes that each of the other Members and its members, managers partners, shareholders, officers, directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that each of the other Members and its members, managers, partners, shareholders, officers and directors, employees, agents, representatives, appointed members of the Executive Committee and Affiliates, are entitled to carry on such other business interests, activities and investments. Each of the Members may engage in or possess an interest in any other business or venture of any kind, independently or with others, including, without limitation, owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property and mortgage loans on its own behalf or on behalf of other entities with which any of the Members is affiliated or otherwise, and each of the Members may engage in any such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members. Neither the Company nor the other Members shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

(c)        Intentionally omitted.

(d)        No Member will directly, or indirectly through any its Affiliates, allow LR8 Owner or any Acquisition Vehicle to take any action inconsistent with the actions of the Executive Committee, the Company, or the Administrative Member on behalf of the Company.

7.06      Company Expenses. Except as otherwise provided in this Agreement, the Project Coordination Agreement or the Construction Management Agreement, except for the costs of preparing the reports specifically called for by the terms hereof, which shall be the cost of the Administrative Member, except for costs which are to be borne by the General Contractor pursuant to the terms of the Construction Management Agreement, except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the business of the Company and of acquiring, holding, owning, developing, servicing, collecting upon, selling and operating the Company Property. Subject to the preceding sentence, all fees and expenses payable under Section 7.04, costs and expenses relating to any employees, staff or other personnel approved by the Executive Committee (whether by separate action or by approval of the Budget or Operating Plan) to provide day-to-day operations and financial reporting to oversee the operations of the Company Property, costs of financing, fees and disbursements of attorneys, financial advisors, accountants, appraisers, brokers and engineers, travel expenses, and all other fees, costs and expenses directly attributable to the business and operations of the Company shall be borne by the Company. If any such costs and expenses are or have been paid by any Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company business or operations and has been approved by the Executive Committee or is expressly authorized in this Agreement or the appropriate Budget or Operating Plan (including any permitted variance hereunder). Notwithstanding the foregoing, and without affecting any contrary terms (if any) in the Project Coordination Agreement, in no event shall the Company have any right or obligation to pay or reimburse any Member for any general overhead expense of such Member.

ARTICLE VIII.

BOOKS AND RECORDS

8.01      Books and Records.   The Administrative Member shall maintain, or cause to be maintained, at the expense of the Company, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the Company Property. Bills, receipts and vouchers shall be maintained on file by the Administrative Member. The Administrative Member shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any Company Property. The Administrative Member shall cause audits to be performed and audited statements and income tax returns to be prepared as required by Section 8.03 (provided that the Administrative Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other non-Affiliated Member or reputable accountants or auditors retained by the Administrative Member or at the request of the Executive Committee on behalf of the

Company or at the request of the Executive Committee). Such books and records of account shall be prepared and maintained by the Administrative Member at the principal place of business of the Administrative Member or such other place or places as may from time to time be reasonably determined by the Executive Committee. Each Member or its duly authorized representative and, so long as Westbrook is a Member, WREF or its representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.

8.02      Accounting and Fiscal Year.   The books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year and tax year of the Company for federal income tax purposes shall be the same and shall end on December 31 of each year, unless a different tax year shall be required by the Code.

8.03      Reports.

(a)        The Administrative Member will prepare, or cause to be prepared and furnish to each Member and, so long as Westbrook is a Member, WREF or its representative (provided that the Administrative Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of any other non-Affiliated Member or reputable accountants or auditors retained by the Administrative Member or at the request of the Executive Committee on behalf of the Company) (i) within twenty-one (21) calendar days after the end of each fiscal quarter of the Company, unless such fiscal quarter is the last fiscal quarter of any fiscal year of the Company, (A) an unaudited balance sheet of the Company dated as of the end of such fiscal quarter, (B) an unaudited related income statement of the Company for such fiscal quarter, (C) an unaudited statement of each Member’s Capital Account for such fiscal quarter, and (D) an unaudited statement of cash flows of the Company for such fiscal quarter, and (ii) within fifteen (15) calendar days after the end of each calendar month, a market report on sales activity in the vicinity of the Company Property generally, and a status report of the Company’s activities during such calendar month, including summary descriptions of progress of construction, marketing, and sales of Company Property and any material legal issues such as material claims filed or threatened against the Company, the arising of material claims by the Company against other parties and developments in any then pending material legal actions affecting the Company during such fiscal quarter, and a reconciliation of actual Expenses and Revenues during such period compared with the Budget amounts for such items, and a quarterly explanation of the discrepancies, all of which shall be certified by the Administrative Member as being, to the best of its knowledge, true and correct.

(b)        The Administrative Member will prepare, or cause to be prepared, on an accrual basis in accordance with GAAP and on a tax basis, at the expense of the Company, and furnish to each Member no later than fifteen (15) days after the close of each fiscal year of the Company (i) an unaudited balance sheet of the Company dated as of the end of such fiscal year, (ii) an unaudited related income statement of the Company for such fiscal year, (iii) an unaudited statement of each Member’s Capital Account for such fiscal year, (iv) an unaudited statement of cash flows of the Company as of the end of the fiscal year, and (v) such other supporting schedules, reports and backup information as are reasonably requested by Westbrook, all of which shall be certified by the Administrative Member as being, to the best of its knowledge, true and correct. In addition, if requested by Westbrook, the Administrative Member will prepare, at the expense of the Company, and furnish to each Member within forty five (45) calendar days after the end of each fiscal year of the Company, (i) the final audited amount of net income of the Company for such fiscal year and, (ii) an audited balance sheet of the Company dated as of the end of such fiscal year, (iii) an audited related income statement of the Company for such fiscal year, (iv) an audited statement of cash flows for such fiscal year, and (v) an audited statement of each Member’s Capital Account for such fiscal year, all of which shall be certified by the Administrative Member as being, to the best of its knowledge, true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof).

(c)        The Administrative Member will furnish to each Member, at the expense of the Company, copies of all reports required to be furnished to any lender of the Company.

(d)        The Administrative Member will prepare, or cause to be prepared, at the expense of the Company, and furnish to each Member and, so long as Westbrook is a Member, WREF or its representative (i) not later than each March 15 a schedule of estimated taxable income of the Company for the year ending on the following December 31, (ii) not later than each April 30, a schedule of estimated taxable income of the Company for the remainder of the fiscal year, (iii) not later than each July 30 a schedule of estimated taxable income of the Company for the six (6) months ending on the following December 31 and (iv) not later than each October 30 a schedule of estimated taxable income of the Company for the three (3) months ending on the following December 31. In addition, the Administrative Member will prepare, at the expense of the Company, and furnish to each Member (i) not later than each April 21 a schedule of actual taxable income and book income of the Company for the three (3) months ending on the preceding March 31, (ii) not later than each July 21 a schedule of actual taxable income and book income of the Company for the six (6) months ending on the preceding June 30, (iii) not later than each October 21 a schedule of actual taxable income and book income of the Company for the nine (9) months ending on the preceding September 30 and (iv) not later than each December 21 a schedule of actual book income of the Company for the eleven (11) months ending on the preceding November 30 and of estimated book income of the Company for the one (1) month ending on the following December 31 (including all estimated accruals as of such December 31). All schedules of book income shall be prepared on a GAAP basis. Promptly after the end of each fiscal year, the Administrative Member will cause the Company Accountant (defined below) to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations. The Administrative Member will use its diligent commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval not later than March 1st of the year following such fiscal year and will file the tax returns after they have been approved by the Executive Committee. If the Executive Committee shall not have approved any such tax return prior to the date required for the filing thereof (including any extensions granted), the Administrative Member will diligently endeavor to timely obtain an extension of such date to the extent such an extension is available. The above dates shall be adjusted if the fiscal year of the Company is other than a calendar year.

(e)        The Administrative Member shall prepare, or cause to be prepared, at Company expense, such additional financial reports and other information as the Executive Committee may reasonably determine are appropriate.

(f)        All decisions as to accounting principles shall be made by the Executive Committee, subject to the provisions of this Agreement.

8.04      The Company Accountant.   The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any accountant or accounting firm designated by the Executive Committee. The fees and expenses of the Company Accountant shall be a Company expense.

8.05      Reserves.   The Executive Committee may, in its reasonable discretion and subject to such conditions as it shall determine, establish reserves for the purposes and requirements as it may reasonably deem appropriate.

8.06      The Budget and Operating Plan.

(a)        The Administrative Member shall, within thirty (30) days after the date hereof, prepare and submit to the Executive Committee for such committee’s approval a budget and strategic operating plan, or shall prepare and submit the same to the Executive Committee for the Executive Committee’s approval (as approved or to be approved, the “Initial Budget and Operating Plan”) for the Company monthly through December 31, 2011, with quarterly projections through the Project Sell-Out, which sets forth a construction budget, including all hard and soft construction costs, all anticipated income, operating expenses, and capital expenditures of the Company, together with an exit valuation/strategy and projected quarterly/annual capital contributions and capital returns, and aggregate IRR’s to each Member, all of which is based on the strategic and comprehensive business plan designed to maximize the Company’s returns on the Company Property, and all of which shall be consistent with preliminary figures previously provided to the Executive Committee by the Administrative Member. Thereafter, the Budget and Operating Plan shall be prepared in proposed form and submitted annually by the Administrative Member to the Executive Committee for approval at least sixty (60) calendar days prior to the end of each fiscal year with respect to the following fiscal year, together with forward projections through Project Sell-Out (provided if the Administrative Member should fail to timely prepare and submit in proposed form any such Budget and Operating Plan, the Executive Committee shall be authorized to prepare such Budget and Operating Plan). In formulating the comprehensive Budget and Operating Plan, to the extent reasonably feasible at the time of preparation thereof, the Administrative Member will develop (for approval by the Executive Committee) proposed strategies regarding (i) plans for construction, financing, sale and rehabilitation of any real property and proposed reductions to Expenses and other Company costs and expenses and increases in revenues, (ii) preparation and release of all promotional and advertising relating to, and a marketing plan for, the Company Property or concerning the Company, (iii) terms for any proposed sale or disposition of any Company Property, or acquisition of additional Company Property, and (iv) selection of legal counsel, accountants, appraisers and other consultants for the Company to efficiently implement the Budget and Operating Plan. It is acknowledged that Orrick, Herrington & Sutcliffe LLP is counsel for SunBrook, Westbrook, WREF and Affiliates of Westbrook and WREF, and is hereby approved as legal counsel for the Company for all matters that the Executive Committee or Managing Member determines is appropriate and the Members waive any conflict of interest associated with such representation of SunBrook, Westbrook, WREF, their Affiliates and the Company. It is also acknowledged that Dzida, Carey & Steinman is counsel for Sponsor and Affiliates of Sponsor, and is hereby approved as legal counsel for the Company for all matters that the Executive Committee determines is appropriate and the Members waive any conflict of interest associated with such representation of Sponsor and its Affiliates. The Administrative Member will also consider and make recommendations to the extent it deems the same appropriate regarding the amendment, modification, alteration, change, cancellation, or prepayment of any indebtedness evidenced by any mortgage loan presently or hereafter affecting any Company Property, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company and any other matters affecting the Company’s business. The Executive Committee may review the Initial Budget and Operating Plan and make such amendments or modifications thereto as the Executive Committee shall determine appropriate or necessary in its discretion based on the actual operating results for the Company Property.

(b)        In conjunction with the formulation of the Operating Plan, to the extent applicable to the Company Property and not otherwise prepared pursuant to the Construction Management Agreement, the Administrative Member will also develop (for approval by the Executive Committee) proposed sales and operating guidelines for each such property for the upcoming fiscal year, which sales and operating guidelines shall include to the extent reasonably feasible at the time of preparation thereof (i) a proposed standard form or forms of purchase and sale agreement be offered to prospective buyers of single family homes in the Project, (ii) a schedule setting forth proposed sale prices and terms for each unsold single family home in the Project, (iii) a description of any proposed sales inducements, concessions, improvements or allowances to be offered prospective buyers, and (iv) proposed submittals to the California Department of Real Estate, including homeowner association budgets for common areas and proposed master covenants, conditions and restrictions and other homeowners’ association documentation.

8.07      Accounts.     All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Company’s name or shall be invested in the Company’s name, in such manner as shall be designated by the Executive Committee. Company funds shall not be commingled with those of any other person or entity. Company funds shall be used only for the business of the Company.

ARTICLE IX.

TRANSFER OF INTERESTS

9.01      No Transfer.  Except as expressly permitted or contemplated by this Agreement, no Member may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any portion of its Interest, whether directly or indirectly, without the written consent of the other Members. Except as expressly permitted or contemplated by this

Agreement, Sponsor agrees not to permit any Transfer of any equity interest in such Member or in its managing member, unless (a) such Transfer is for estate planning purposes to a family trust of the Sponsor Persons or (b) immediately following such Transfer, Sponsor and the Sponsor Persons retain Control of Sponsor. Any Transfer in contravention of this Article IX shall be null and void. No Member, without the prior written consent of the other Members, shall resign from the Company except as a result of such Member’s involuntary dissolution or final adjudication as a bankrupt or in connection with a Transfer permitted by this Article IX. Notwithstanding anything to the contrary contained herein, Sponsor agrees that in no event shall Starwood Capital, Rockpoint Partners, Meadow Partners or Barclays or any of their Affiliates be permitted to acquire any direct or indirect ownership or equity interest in Sponsor, Sponsor’s members, General Contractor or an of their Affiliates, managers, members or shareholders.

9.02      Permitted Transfers.

(a)        Subject to any necessary Lender approval and this Article IX, Westbrook may from time to time and in its sole discretion without the consent of any other Member, sell or assign its Interest in whole or in part to any Affiliate of Westbrook.

(b)        Any permitted Transfer shall not relieve the transferor of any of its obligations prior to such Transfer. The parties hereto agree to amend the transfer provisions of Article IX if the Managing Member reasonably determines that such amendment is necessary for the Company to be treated as a partnership for Federal, California and New York income tax purposes. Nothing contained in this Article IX shall prohibit a Transfer indirectly of any interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.02. Subject to Section 9.03, any transferee pursuant to this Section 9.02 shall become a Member of the Company. The provisions of this Section 9.02 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s interest in the Company, or in Company Property or of an equity interest of an Acquisition Vehicle (which transfer or grant shall be subject to the other provisions of this Agreement).

9.03      Transferees.      Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) such transferee shall have furnished evidence of satisfaction of the requirements of Section 9.02 reasonably satisfactory to the remaining Members, and (c) such transferee shall have executed and delivered to the Company such instruments as the remaining Members reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms and provisions of this Agreement with respect to such Interest. At the request of the remaining Members, each such transferee shall also cause to be delivered to the Company, at the transferee’s sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) if applicable, such Transfer does not violate any provision of any loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Company Property, and (iii) such Transfer does not violate any federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended or become a “publicly traded partnership” for purposes of Section 7704 of the Code. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

9.04      Section 754 Election.  In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by the Executive Committee), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

9.05      Drag Along Rights..  If Westbrook intends to sell, directly or indirectly, to one or more third party purchaser, (i) more than fifty percent (50%) of its Interest (in one or more related transactions), or (ii) any portion of its Interest as part of a transaction immediately after which Westbrook will no longer Control the Company, Westbrook may, in its discretion, require Sponsor and any other Members (all Members other than Westbrook, the “Other Members”) to sell their entire Interest pursuant to and in accordance with the terms and conditions of such sale. If Westbrook elects to exercise its rights pursuant to this Section 9.05, Westbrook shall give written notice (the “Drag Along Notice”) to the Other Members that Westbrook intends to sell their Interest (or portion thereof), which Drag Along Notice shall set forth the purchase price at which an unrelated third party purchaser has proposed to purchase such Interest (or portion thereof) of Westbrook and the other material terms of such proposed sale (the “Westbrook Interest Purchase Price”). The “Drag Along Purchase Price” shall mean the deemed sale price at which all of the Interests of all of the Members of the Company would have been sold in the event that the Drag Along Notice had contemplated a sale of all of such Interests (rather than only a portion of such Interests), which Drag Along Purchase Price shall be determined by applying the terms of Section 6.03(a) or Section 6.03(b), as appropriate, based upon the following assumptions: (1) the Interest of Westbrook being sold includes a proportional interest in any and all of the distributions to which Westbrook would be entitled pursuant to each Subsection of Section 6.03(a) (or Section 6.03(b), as appropriate) (e.g., if 60% of Westbrook’s Interest is being sold, then such sale is deemed to include 60% of Westbrook’s unreturned Member Loans, 60% of Westbrook’s accrued and unpaid interest on its Member Loans, 60% of the Westbrook’s unreturned Capital Contributions and any other unpaid portion of the respective IRR running thereon, etc.), (2) the amount of the Westbrook Interest Purchase Price is equal to the distributions which Westbrook would have received with respect to Westbrook’s Interest actually being sold by Westbrook in the event that all of the Interests of all of the Members (including, without limitation, Westbrook’s entire Interest) were sold for the Drag Along Purchase Price. The consideration paid to Sponsor in connection with the sale of its entire Interest pursuant to this Section 9.05 shall be equal to the amount which Sponsor would have received if the Drag Along Purchase Price had been distributed to the Members in accordance with the provisions of Section 6.03(a) or Section 6.03(b) as appropriate.

(a)        In connection with any such sale pursuant to which any Other Members shall participate in accordance with this Section 9.05, the sale of the Interests of Westbrook and such Other Members shall be consummated simultaneously and the proceeds attributable to such sale of each Member’s Interest shall be paid simultaneously to Westbrook and each such Other Member.

(b)        Upon the occurrence of an event that which would permit Westbrook to deliver a Drag Along Notice as set forth in Section 9.05 above, the Sponsor shall have the right to require Westbrook, or such third party purchaser, to purchase the Sponsor’s entire Interest in the Company pursuant to the terms of this Section 9.05 for a purchase price equal to the portion of the Drag Along Purchase Price to which Sponsor would be entitled pursuant to the terms of the first paragraph of Section 9.05, above.

(c)        If Westbrook delivers the Drag Along Notice to the Other Members, then:

(i)       the Other Members shall sell all of their respective Interests for the Drag Along Purchase Price and upon the terms set forth in the Drag Along Notice and otherwise in accordance with this Section 9.05;

(ii)      the transfer of the Other Members’ respective Interests shall occur at a closing on a date specified by Westbrook, which shall be no more than one hundred eighty (180) days after the date the Drag Along Notice is delivered;

(iii)     the Other Members shall execute all documents, agreements and instruments which Westbrook may reasonably request to consummate the conveyance of the Other Members’ respective Interests, provided that Westbrook shall execute substantially the same documents, agreements and instruments with respect to its Interest;

(iv)     each of the Other Members shall be deemed to represent and warrant to the purchaser of their Interests, on and as of the date of closing of the transfer of the Other Members’ respective Interests to such purchaser, that (A) such Other Member is the sole owner of such Interest in the Company and holds the same free and clear of any liens or other encumbrances, and (B) such Other Member has all requisite power and authority to transfer its Interest to such purchaser pursuant to this Section 9.05;

(v)      the Other Members shall bear their respective pro rata share of all closing costs and deliver their respective pro rata share of all closing escrow funds, reserves and similar closing obligations; provided that no Other Member shall be liable or responsible for any default or breach with respect to any escrow funds caused by Westbrook, its Affiliates or any Member of the Company other than such Other Member and its member group; and

(vi)     if any of the Other Members fail to transfer their Interest in accordance with this Section 9.05, Westbrook and the Company shall have all rights and remedies available pursuant to law and in equity, including (without limitation) the exercise of any power of attorney granted to Westbrook pursuant to Section 9.05(c) and/or the right to enforce their respective rights under this Section 9.05 by specific performance and to bring an action for damages against such Other Member.

(d)        Each Other Member hereby represents and warrants to, and agrees with and for the benefit of, Westbrook and the Company that Westbrook have all requisite authority to complete and facilitate any sale of such Other Member’s Interest in accordance with this Section 9.05, including transferring such Other Member’s Interest and, if and to the extent any of the Other Members fail to transfer their Interest in accordance with this Section 9.05, provided Westbrook shall have given such Other Member at least thirty (30) days prior written notice of the closing of the transfer of such Other Member’s Interest pursuant to this Section 9.05, such Other Member hereby irrevocably appoints Westbrook as its true and lawful attorney-in-fact (which appointment shall be deemed coupled with an interest) to execute all documents, agreements and instruments which Westbrook may reasonably request, and take any and all other action necessary or appropriate, to consummate the conveyance of such Other Members’ respective Interests. This Section 9.05(c) is self-operative and no additional authorization or consent of any Other Member or any of their respective members, managers, officers, directors or owners shall be required for the sale under this Section 9.05 of such Other Member’s Interest.

9.06      Right of Sale.

(a)        Westbrook may at any time cause the sale of all of the Company Property on the terms and conditions set forth in this Section 9.06; provided, however, the terms of this Section 9.06 shall not apply in the event that both Members agree to the sale of all of the Company Property.

(b)        Any sale under this Section 9.06 shall be initiated by Westbrook giving written notice (the “Initial Sale Notice”) to the Sponsor of Westbrook’s election to require the Company to sell the Company Property as outlined in Section 9.06(a) above.

(c)        Upon receipt of the Initial Sale Notice, Sponsor shall have fifteen (15) days to deliver to Westbrook a written notice of its desire to purchase the Company Property (a “Purchase Notice”), which Purchase Notice shall set forth the purchase price (“Offer Price”) and basic terms (“Basic Terms”), on which Sponsor would be willing to purchase the Company Property and the amount that Westbrook would receive, assuming such offer price were distributed to the Members pursuant to the terms of this Agreement.

(d)        Upon Westbrook’s receipt of the Purchase Notice, Westbrook shall have fifteen (15) days to elect to sell the Company Property for the Offer Price, and otherwise on the Basic Terms, or (ii) allow the Company Property to be sold in the open market in accordance with the terms of this Section 9.06. Notwithstanding anything to the contrary contained in this Section 9.06, the parties acknowledge that any sale to the Sponsor pursuant to this Section will be structured as a purchase by the Sponsor of Westbrook’s interest in the Company and Westbrook shall indemnify, defend and hold Sponsor and the Company harmless from and against any loss, claim or damage arising out of or resulting from any obligation incurred on behalf of the Company by Managing Member or Project Coordinator after the date of such agreement without the consent of Sponsor or the failure of Westbrook to disclose to Sponsor any material agreement that Westbrook entered into without disclosing to Sponsor prior to the date of closing for Sponsor’s acquisition of the Property from the Company that would be binding on Sponsor after the closing of any such sale. In the event that Westbrook does not deliver a response to the Purchase Notice within such fifteen (15) day period, it shall be deemed to have elected to allow the Company Property to be sold in the open market in accordance with the terms of this Section 9.06.

(e)        If Westbrook elects to sell the Company Property to Sponsor as provided in Section 9.06(d) above, the Members shall have fifteen (15) business days to enter into a binding purchase contract on the Basic Terms and such other terms consistent therewith, as may be acceptable to the Members, in the sole and absolute discretion of each Member. If no such agreement is entered into within such fifteen (15) business day period, then Westbrook may proceed to cause the Company to market the assets of the Company in the open market in accordance with the terms of this Section 9.06. Upon the execution of such binding purchase contract, the Sponsor shall make a deposit of ten percent (10%) of the purchase price under such purchase contract, which shall be held as liquidated damages thereunder.

(f)        Any purchase contract entered into pursuant to Section 9.06(d) above, shall provide for a closing thereunder not later that forty-five (45) days after the execution of such purchase contract. Any failure by a Member to close under such purchase contract in accordance with the terms thereof shall be deemed an Event of Default hereunder. In the event of any such purchase by the Sponsor, Westbrook and/or its Affiliates as a condition to closing must be released from its liability under any third party loans to the Company and any guarantees made in connection therewith.

(g)        If the Sponsor does not acquire the Company Property, as provided above, or the Members have not entered into a binding purchase contract within the time period provided above, then after the expiration of the applicable periods, Westbrook shall have the right to cause the Company to market and sell the Real Property to an independent third party on such terms as may be approved by the Executive Committee, provided that Westbrook again first follow the procedures in Sections 9.06(b) through 9.06(d) if such third party sale would be for a price less than 95% of the price set forth in any Purchase Notice previously submitted by Sponsor. If in connection with any such sale to an independent third party the Members are not fully released from all recourse guarantees and environmental indemnities they executed with respect to Company or LR8 Owner financing, the Members shall indemnify, defend and hold each other harmless such that the liability, if any, under any such instruments shall ultimately be borne by the Members in proportion to their respective Percentage Interests.

(h)        Each of the Members shall cooperate in good faith in connection with the sale of the Company Property, with the objective of achieving the best possible price and terms available in the market from a sale to an unrelated third party.

ARTICLE X.

EXCULPATION AND INDEMNIFICATION

10.01    Exculpation.    No Member, member of the Executive Committee, general or limited partner of any Member, shareholder or member or other holder of an equity interest of any Member or manager, officer or director of any of the foregoing, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company’s business or affairs; provided, however, such act or omission was taken in good faith, was reasonably believed to be in the best interests of the Company and was within the scope of authority granted to such Person, and was not attributable to such Member’s or Person’s fraud, bad faith, willful misconduct or gross negligence. No general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or manager, officer or director of any of the foregoing shall be personally liable for the performance of any such Member’s obligations of this Agreement, but the foregoing shall not relieve any partner or member of any Member from its obligations to such Member.

10.02    Indemnification.

(a)        The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Member, each member of the Executive Committee and each general or limited partner of any Member or such Member’s Affiliate, shareholder, member or other holder of any equity interest in such Member or its Affiliate, or any manager, officer or director of any of the foregoing (collectively, the “Indemnitees”), from and against any losses, claims, demands, liabilities, costs, damages, expenses and causes of action to which such Indemnitee may become subject in connection with any matter arising out of or incidental to any act performed or omitted to be performed by any such Indemnitee in connection with this Agreement or the Company’s business or affairs; provided, however, that such act or omission was taken in good faith, was reasonably believed by the applicable Indemnitee to be in the best interest of the Company and within the scope of authority granted to such Member or applicable Indemnitee, and in the case of a Member or related Indemnitee, was not attributable to such Indemnitee’s fraud, bad faith, willful misconduct or gross negligence. Any indemnity under this Section 10.02 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the consent of all of the Members, to contribute additional capital under Section 4.02 to enable the Company to satisfy any obligation under this Section 10.02. All judgments against the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must be satisfied from Company assets before the Members shall be responsible therefor. The Company shall provided insurance that meets the minimum insurance requirements attached hereto as Exhibit “B”.

(b)        The Company and the other Members shall be indemnified and held harmless by each Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) any act performed by or on behalf of any such Member (including acts performed as the Administrative Member) or its designated Executive Committee member which is not performed in good faith or is not reasonably believed by such Member or its designated Executive Committee member to be in the best interest of the Company and within the scope of authority conferred upon such Member or its designated Executive Committee member under this Agreement, (ii) the fraud, bad faith, willful misconduct or gross negligence of such Member or its designated Executive Committee member, (iii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into in connection with the acquisition of Company Property, which breach was the result of information or matters relating to such Member, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by any Member.

(c)        The provisions of this Section 10.02 shall survive for a period of four years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnitee may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 10.02 shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.

(d)        Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.02 shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnitee, its Affiliates and their respective members, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

ARTICLE XI.

DISSOLUTION AND TERMINATION

11.01    Dissolution.  The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events, unless the majority-in-interest of the remaining Members vote to continue the life of the Company upon the occurrence of such an event:

(a)        The sale, condemnation or other disposition of all Company Property and the receipt of all consideration therefor;

(b)        The expiration of the period related to the election under Section 12.02(a);

(c)        The expiration of the period set forth in Section 2.03;

(d)        The written determination of (i) the Executive Committee to terminate the Company during the continuance of any Event of Default by the Sponsor or (ii) the written determination of all of the Members if no such Event of Default is continuing; or

(e)        The resignation, expulsion, bankruptcy or dissolution of any Member (which shall not include the occurrence of such an event with respect to any Member’s underlying members or partners which does not cause such an event to occur with respect to the Member itself) or the occurrence of any other event that terminates the continued membership of any Member in the Company, unless, within ninety (90) days after such event, each of the remaining Members elects in writing (i) to continue the business of the Company, (ii) if at such time there exists only one remaining Member, effective as of the date of such event, to admit at least one additional Member to the Company, and (iii) if applicable, to appoint a new Managing Member.

Without limitation on, but subject to, the other provisions hereof, the assignment of all or any part of a Member’s Interest permitted hereunder will not result in the dissolution of the Company. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, any Member may not withdraw from or cause a voluntary dissolution of the Company. In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member’s liability for obligations of the Company.

11.02    Termination.    In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)        The Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)        The Company Property shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to the provisions of the Operating Plan then in effect or a liquidating plan approved by the Executive Committee. The Liquidating Member may distribute Company Property in kind only with the consent of all of the Members.

(c)        The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)       To the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any indebtedness encumbering the Company Property, or any part thereof) and (B) the expenses of liquidation.

(ii)      To the setting up of any reserves which the Liquidating Member and the Executive Committee shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all distributions which would otherwise have been made under Section 11.02(c)(i) and, by reason thereof, a distribution under Section 11.02(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.02(c)(i).

(iii)     The balance, if any, to the Members in accordance with Section 6.04.

11.03    Liquidating Member.   The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Executive Committee, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Executive Committee shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

11.04    Claims of the Members.   Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XII.

DEFAULT BY MEMBER

12.01    Events of Default.  If a Member commits a material violation or breach of any of the provisions of this Agreement that remains uncured after a Reasonable Period, such Member shall have committed an “Event of Default”; provided that violations or breaches under Section 4.02 of this Agreement shall be addressed solely by the default and remedy provisions of Section 4.02 and the For Cause removal provisions under Section 7.03(e) and the change in distribution provisions in Section 6.03(b).

12.02    Effect of Event of Default.   Upon the occurrence of an Event of Default by any Member (other than defaults or breaches under Section 4.02), Sponsor (if the defaulting Member is Westbrook) or Westbrook (if the defaulting Member is Sponsor) shall have the right, at any time within one year from the date of such Event of Default and upon giving the defaulting Member ten (10) calendar days written notice of such election (and provided such Event of Default is continuing through the end of such ten (10) day period) to take any of the following actions:

(a)	Dissolve the Company; and

(b)	Pursue any other right or remedy available at law or in equity.

ARTICLE XIII.

MISCELLANEOUS

13.01   Representations and Warranties of the Members.

(a)	Each Member represents and warrants to the other Members as follows:

(i)       It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.

(ii)      This Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms.

(iii)     No consents or approvals are required from any governmental authority or other person or entity for the Member to enter into this Agreement and the Company. All limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(iv)     The execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject.

(v)       Except as set forth in the Purchase Agreement and except for ORION Property Partners, who shall be compensated by Seller upon the closing of the acquisition of the Real Property, no Member has retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the acquisition of the Real Property or the execution and delivery of this Agreement.

(vi)     It understands that (A) an investment in the Company involves substantial and a high degree of risk, (B) no federal or state agency has passed on the offer and sale of the Interest in the Company to such Person, (C) it must bear the economic risk of such Person’s investment in the Company for an indefinite period of time, since such Person’s Interest in the Company has not been registered for sale under the Securities Act of 1933 and, therefore, cannot be sold or otherwise transferred unless subsequently registered under the Securities Act of 1933 or an exemption from such registration is available, and the Interest in the Company of such Person cannot be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or an exemption from such registration is available, (D) there is no established market for the Interest of such Person in the Company and no public market will develop and (E) such Person’s principals have such knowledge and experience in real estate and, other financial and business matters that they are capable of evaluating the merits and risks of an investment in the Company.

(vii)    Neither such Member nor any Person who holds any interest in such Member is a Prohibited Person or a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. Section 5312(a)(z), as amended, is prohibited from transacting business of the type contemplated by this Agreement or any related transaction document, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated

Nationals and Blocked Persons) or otherwise.

(viii)   Such Member has taken and shall continue to take such measures as are required by applicable law to assure that funds used to pay Seller and others under the Purchase Agreement and related transaction documents are derived from transactions that do not violate United States law and to the extent such funds originate outside the United States do not violate the laws of the jurisdiction in which they originate.

(ix)     Such Member is in compliance with all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56.

(b)        In addition to the representations and warranties set forth above, Sponsor represents and warrants to Westbrook as follows:

(i)       Sponsor is a limited liability company currently existing pursuant to that certain Certificate of Formation filed with the Secretary of State of Delaware on September 17, 2009 (the “Organizational Documents”).

(ii)      The aforementioned Organizational Documents have not been terminated nor modified or amended and continue to be in full force and effect.

(iii)     No consent or authorization of any other persons or entities, other than those whose consent has been secured, is required for Sponsor to enter into this Agreement or to take any action or grant any consent or approval under this Agreement.

(iv)     The offer and sale of interests in Sponsor has been undertaken in full compliance with all applicable federal and state securities laws and no interests in Sponsor have been offered or sold to any person who was not at the time of such offer or sale an “accredited investor” as defined in Section 2(15) of the Securities Act of 1933 and Rule 501 promulgated thereunder and under the securities laws of various states.

(v)      The Sponsor Persons have no knowledge that any of the representations and warranties of Seller under the Purchaser Agreement are inaccurate in any material respect.

(vi)     Sponsor and none of its direct or indirect equity owners are “qualified organizations” within the meaning of Code Section 514(c)(9)(C), and Sponsor does not own a direct or indirect interest in Seller.

(vii)    To Sponsor’s knowledge, which shall mean the knowledge of H. Lawrence Webb, A.J. Jarvis, Wayne Stelmar, Joseph Davis and Tom Redwitz, Sponsor and its Affiliates have acted in good faith and have used diligent, commercially reasonable efforts to provide Westbrook with all due diligence materials in the Sponsor’s possession, or the possession of any Affiliates of Sponsor, that Westbrook has requested, other than certain materials regarding valuation and offers to purchase.

(viii)   To Sponsor’s actual knowledge, which shall mean the actual knowledge of H. Lawrence Webb, A.J. Jarvis, Wayne Stelmar, Joseph Davis and Tom Redwitz, except as disclosed in the preliminary title report regarding the Real Property initially provided by Sponsor to Westbrook and its Affiliates, there is no legal or administrative action, proceeding, claim, arbitration or suit pending before any court, agency or official, nor any such claim or action threatened in writing, relating to Sponsor, the Real Property or with respect to the validity of any statutes, ordinances, regulations or restrictions or any permits or approvals thereunder relating to the Real Property.

(c)        In addition to the representations and warranties set forth above, Westbrook represents and warrants to Sponsor as follows:

(i)       Westbrook is a limited liability company currently existing pursuant to that certain Certificate of Formation filed with the Secretary of State of Delaware on September 20, 2010.

(ii)      No consent or authorization of any other persons or entities, other than those whose consent has been secured, is required for Westbrook to enter into this Agreement or to take any action or grant any consent or approval under this Agreement.

(iii)     The offer and sale of interests in Westbrook has been undertaken in full compliance with all applicable federal and state securities laws and no interests in Westbrook have been offered or sold to any person who was not at the time of such offer or sale an “accredited investor” as defined in Section 2(15) of the Securities Act of 1933 and Rule 501 promulgated thereunder and under the securities laws of various states.

(d)        Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including costs and attorneys’ fees) which they may incur by reason of, or in connection with, any breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the termination and dissolution of Sponsor and/or the Company or any other Member.

13.02   Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be reasonably required to carry out the intent and purposes of this Agreement.

13.03   Notices.     All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

If to Westbrook to:	c/o Westbrook Partners
645 Madison Avenue, 18th Floor
New York, New York 10022
Attn: Marcus L. Scroggins
Facsimile No.: (212) 849-8801

and a copy to:	Westbrook Partners
645 Madison Avenue, 18th Floor
New York, New York 10022
Attn: Kashif Z. Sheikh, Esq.
Facsimile No.: (212) 849-8801

and a copy to:	Westbrook Partners
P.O. Box 1908
Hobe Sound, Florida 33455

and a copy to:	SunBrook Partners
11661 San Vicente Blvd., Suite 910
Los Angeles, California 90049
Attn: Jason Glasgow
Facsimile No. (310) 432-2731

and a copy to:	Orrick, Herrington & Sutcliffe LLP
777 South Figueroa Street, Suite 3200
Los Angeles, California 90017
Attn: Gerard J. Walsh, Esq.
	Facsimile No.:	(213) 612-2499

If to Sponsor to:	The New Home Company Southern California, LLC
95 Enterprise, Suite 325
Aliso Viejo, California 92656
	Attention:	H. Lawrence Webb
	Facsimile:	(949) 382-7801

and a copy to:	Dzida, Carey & Steinman
3 Park Plaza, Suite 750
Irvine, California 92614
Attention: Steven J. Dzida, Esq.
	Facsimile:	(949) 399-0361

Any Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 13.03. A Notice sent in compliance with the provisions of this Section 13.03 shall be deemed given on the date of receipt.

13.04   Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State.

13.05   Attorney Fees.   If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorneys’ fees and costs as fixed by the court shall be included in such judgment.

13.06   Captions.  All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

13.07   Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

13.08   Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

13.09   Extension Not a Waiver.   No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

13.10   Creditors Not Benefited.    Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any Member, and no creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any Additional Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise or under any Guaranty.

13.11   Recalculation of Interest.  If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

13.12   Severability.     In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

13.13   Entire Agreement.    This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

13.14   Publicity.    The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Initial Company Property or the Real Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law, or as otherwise reasonably required in connection with the performance of its obligations under this Agreement.

13.15   Time is of the Essence.  Time is expressly made of the essence with respect to the performance by Members of each and every obligation and condition of this Agreement in general and of the making of Capital Contributions in particular.

13.16   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

13.17   Confidentiality.

(a)        The terms of this Agreement, the identity of any person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Executive Committee and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law or a proceeding regarding tax liability), if reasonably required in connection with the exercise of any of its rights under this Agreement or the performance of any of its duties or obligations hereunder or in any development management or property management agreement to which it is a party covering any Company Property, or to market the Company Property or any Interests as permitted by Sections 9.05 and 9.06, and to its attorneys and advisors who agree to maintain a similar confidence.

(b)        Subject to the provisions of Section 13.17(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including without limitation an attorney or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.17, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)        The covenants contained in this Section 13.17 will survive the Transfer of the Interest of any Member and the dissolution of the Company.

13.18   Venue.   Each party hereto agrees that any claim, action or relief by any party against any other party based on or arising out of this Agreement shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or the Federal courts located in the State of Delaware, and not in any other State or Federal court.

13.19   Waiver of Jury Trial.   EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.20   Limitation of Liability.  Except as otherwise expressly provided by Delaware law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member. Except as otherwise expressly provided by this Agreement (with respect to liability among Members) or by Delaware law, the liability of each Member shall be limited to the amount of Capital Contributions, if any, required to be made by such Member in accordance with this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

13.21   Cooperation.  In connection with the sale of the Company Property or any portion thereof, the Executive Committee agrees to reasonably cooperate with each Member (the “Exchanging Member”), which seeks to structure the disposition of its Interest in a manner that will afford the Exchanging Member an opportunity to take advantage of provisions of the Code governing tax free exchanges or reorganizations; provided that such structuring does not have an adverse effect on any such sale (including without limitation, with respect to timing), and provided that the Exchanging Member shall bear all costs and expenses associated with such structuring, the other Member Group shall not be required to take title to any property or interest or assume or be subject to any obligations, and the Exchanging Member shall indemnify, defend and hold the other Member(s) and the Company harmless from and against any and all liabilities that they may incur by reason of their participation or cooperation in such exchange or reorganization transaction, and such structuring shall not delay any such transaction, and shall be subject to the restrictions proposed by the Managing Member.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

“SPONSOR”

THE NEW HOME COMPANY SOUTHERN CALIFORNIA LLC,
a Delaware limited liability company

By:

Name:	Thomas O. Redwitz

Title:	President
The New Home Company
Southern California LLC

[Signature(s) Continue on Following Page]

Signature Page to Limited Liability Company Agreement of LR8 Investors, LLC

“WESTBROOK”

MFCI8 LR, LLC,
a Delaware limited liability company

By:

Kashif Z. Sheikh
Authorized Representative

Signature Page to Limited Liability Company Agreement of LR8 Investors, LLC

EXHIBIT A

DEVELOPMENT MANAGEMENT AGREEMENT

[Attached]

A

EXHIBIT B

PROJECT INSURANCE REQUIREMENTS AND

MINIMUM CONTRACTOR INSURANCE REQUIREMENTS

1.

Westbrook shall cause LR8 Owner to purchase and maintain or cause to be purchased and maintained on behalf of the Company and as a project cost the following insurance policies and required coverages with at least the following minimum limits during the term of this Agreement and, as provided herein:

a.	All Risk Property and Builders Risk insurance with the following limits and coverages:

i.

One hundred percent (100%) of the full replacement costs of the Work, including, but not limited to, all improvements to the Property performed by Contractor, and without any co-insurance requirements or penalties. Such insurance shall have deductibles no greater than $50,000 per occurrence. During the course of construction such insurance shall include full value coverage for transit, off-site storage, vandalism, loss or damage due to strike, riot & civil commotion, Professional Fees, Advance Claim Payment, Mysterious Disappearance and such other coverages as are standard and customarily found in broad form Builders Risk policies. Other than as specifically set forth in the Agreement to which these Insurance Requirements are attached, Contractor shall be responsible for all deductibles and SIR during the course of construction. All Builders’ Risk losses will be adjusted with and payable to LR8 Owner or its designee for the benefit of all parties as their interests may appear. LR8 Owner shall not settle a Builder’s Risk insurance claim in which Contractor has submitted costs (in its name and/or on behalf of subcontractors and/or suppliers) without Contractor’s prior approval, which shall not be unreasonably withheld. LR8 Owner shall not be responsible for loss or damage to, for or obtaining and/or maintaining in force insurance on temporary structures, construction equipment, tools or personal effects, owned by or rented to or in the care, custody, and control of Contractor or any Subcontractor. Loss, if any payable under the Builders Risk Policy, shall be adjusted with LR8 Owner and Contractor and made payable to LR8 Owner, LR8 Owner’s lender per any loan requirements, Contractor and Contractor as trustees for all Contractors.

2.

Westbrook shall purchase and maintain or cause to be purchased and maintained on behalf of the Company, and as a project cost, general liability and umbrella insurance covering the project land until such time as the premises liability exposure is covered through the OCIP policy as referenced in Section 4 below.

3.	Contractor shall purchase and maintain and cause all additional contractors and subcontractors to purchase and maintain the following insurance:

B-1

a.

Contractor shall maintain and shall cause all subcontractors to maintain in effect at all times and at its own expense the following lines of insurance at the sole cost to the Contractor and/or subcontractor;

i.

Workers Compensation.   Statutory workers’ compensation for all employees of Contractor and Subcontractors with maximum available limits together with Employers’ liability coverage of at least one million dollars ($1,000,000) each accident for bodily injury by accident, one million dollars ($1,000,000) policy limit for bodily injury by disease including death at any time resulting therefrom, and One Million Dollars ($1,000,000) each employee for bodily injury by disease including death at any time resulting therefrom (including “insurers’” waiver of subrogation rights in favor of Contractor);

ii.

Off Site Commercial General Liability:    With limits of not less than One Million Dollars ($1,000,000) per occurrence, $2,000,000 general aggregate limits, or limits carried, whichever is greater, for bodily injury, property damage and personal injury liability on a per project basis (except as otherwise noted), including but not limited to: (1) Premises-Operations Coverage; (2) Products and Completed Operations that:

1.

Affording thirty (30) days written notice to the Additional Insureds (as defined in the Construction Management Agreement) prior to cancellation, non-renewal or amendment (excepting amendments naming additional insureds); and

2.

Endorsing that such insurance policy as primary as respects the Additional Insureds, and any claim, loss, or liability arising from the insureds operation, and that any other insurance maintained by the Additional Insureds is excess and non-contributing with the insurance required hereunder.

3.	Contractor or any contractors or subcontractors shall be responsible for their own tools and equipment and all associated property insurance.

iii.

Business/Automobile:  Business automobile liability covering liability arising out of any auto (including owned, hired, leased and non-owned vehicles, trucks and trailers) with limits of not less than $1,000.000 combined single limit each accident, or limits carried, whichever is greater. The business automobile liability insurance shall be written on the most recent edition of ISO for CA 00 01 or equivalent, and shall include contractual liability coverage and additional insured status for LR8 Owner.

iv.

Professional Liability Insurance:   For all professional design or engineering services for the Project, whether provided by professionals on Contractor’s staff or by independent parties under consulting agreements with Contractor or such independent parties must secure, acquire and maintain, or cause to be secured, acquired and maintained, Professional Liability insurance in limits not less than $1,000,000 covering the professional services performed in connection with the Project and continuing in force by renewal or extended reporting provision for not less than three years after completion of the Project. This coverage form shall be “claims made” form. The policy shall not contain any exclusions or restrictions for residential development or any exclusion or limitation applicable to work or operations of the type contemplated by this Agreement

v.

Contractor Pollution Legal Liability Coverage: Contractor must obtain Contractor’s Pollution Liability or equivalent coverage covering Contractor and all subcontractors in an amount not less than $1,000,000 per pollution incident and $1,000,000 per project aggregate terms Satisfactory to The Company, including additional insured status for ownership entities where available.

4.

Westbrook shall purchase and maintain or the Company at Westbrook’s request shall purchase and maintain on behalf of the Company and as a Project Cost (to the extent included in the Project Budget) a Owner’s Controlled Insurance Program (“wrap-up policy”) for the benefit of LR8 Owner, Contractor and Subcontractors (when enrolled) with at least the following minimum coverages during the term of this Agreement and, as provided herein, thereafter.

i.

Commercial General Liability Insurance, including coverage for bodily injury (including coverage for death, mental anguish), Premises-Operations (on-site), Independent Contractors’ Protective, Products-Completed Operations, Blanket Contractual Liability, Personal Injury and Broad form Property Damage (including coverage for Explosion, Collapse and Underground hazards), and including Cross Liability and Severability of Interests, endorsements, coverage for Subsidence with Defense Outside of the limits of insurance with the following minimum limits:

1.	$25,000,000	Each Occurrence;
2.	$25,000,000	General Aggregate;
3.	$25,000,000	Personal and Advertising Injury;
4.	$25,000,000	Products-Completed Operations Aggregate;

ii.

Such policy shall provide coverage on a per occurrence basis and be endorsed to have the General Aggregate apply on a per location/ per project basis with the aggregate limit reinstated annually. Products and Completed Operations insurance shall be maintained for a minimum period equal to the greater of (i) the period under which a claim can be asserted under the applicable statutes of limitations and/or repose or (ii) ten (10) years after Substantial Completion of the Work. The Contractual Liability Insurance shall include coverage sufficient to meet the indemnity obligations in this agreement.

a.	The liability policies shall not contain any exclusions or restrictions for residential development or construction, or any exclusion or limitation applicable to work or operations of the type contemplated by this Agreement.

b.  The foregoing primary and excess liability insurance limits may be satisfied by a different combination of primary and excess policies, so long as each specified insurance limit is at least $25,000,000 per occurrence and $25,000,000 in the aggregate and the total combined primary and excess limits are equal to or exceed the total primary and excess limits specified in this subparagraph (a) and the aggregate limits are reinstated annually per subparagraph (c).

5.

The Contractor hereby waives, and shall cause all of its Subcontractors, sub-subcontractors, agents and employees, to waive all causes of action or claims they may have against Westbrook to the extent such claims or causes of action are covered by any insurance required to be carried by Contractor hereunder. The Contractor shall have all such policies appropriately endorsed with Waiver of Subrogation endorsements, to the extent such endorsements are available on commercially reasonable terms.

6.	Any insurance limits required herein are minimum limits only and not intended to restrict the liability imposed on any person or entity for work performed in connection with this Agreement.

7.

All such insurance shall be with a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, having a rating of A-VIII or better by AM Best, such insurance as will protect Westbrook from claims set forth above which may arise out of or result from the operations under this Agreement and for which Contractor may be legally liable, whether such operations be by Contractor or by a Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

8.

Where applicable LR8 Owner and such other persons and entities as may from time to time be designated by Contractor in writing, shall be added as Named Insured’s under the Commercial General Liability Insurance and umbrella form excess insurance, including the Additional Insureds as defined in the Development Management Agreement.

SCHEDULE A

SOURCES AND USES OF INITIAL CAPITAL CONTRIBUTIONS

A.	$4,800,000	Deposit

B.	$500,000	Due Diligence Costs

C.	$43,200,000	Purchase Price net of deposit
	$700,000	Working capital until site development

	$49,200,000

SCHEDULE B

INITIAL CAPITAL ACCOUNT BALANCES OF EACH MEMBER

Westbrook	$4,300,000

Sponsor	$500,000

A-1

SCHEDULE C

RESOLUTIONS REGARDING APPOINTMENT OF OFFICERS

RECITAL

WHEREAS, the Members desire to appoint officers of the Company to exercise the power and authority with respect to the business and affairs of the Company as described below.

OFFICERS

RESOLVED, that the Company may have, at the discretion of the Executive Committee, one or more Presidents, one or more Executive Vice Presidents, a Secretary, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers and/or such other officers as may be appointed by the Executive Committee. One person may hold two or more offices. The officers of the Company shall serve at the discretion of the Executive Committee. No officer shall be deemed a “manager” of the Company, as that term is defined in Section 18-101 (10) of the Delaware Limited Liability Company Act, by reason of his or her appointment or by reason of his or her actions as an officer of the Company. Any officer may resign at any time by giving written notice to the Executive Committee. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

DUTIES

RESOLVED, that subject to Section 7.01(a) of the Agreement, the officers of the Company shall have the powers and duties described below:

PRESIDENT. The President(s) of the Company, if any, shall have, subject to the supervision, direction and control of the Executive Committee, general supervision, direction and control of the business and affairs of the Company. He/she shall have the general powers and duties of management usually vested in the president of a company organized for profit under the General Corporation Law of the State of Delaware, and shall have such other powers and duties with respect to the administration of the business and affairs of the Company as may from time to time be assigned to him/her by the Executive Committee, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company and the authority to enter into any contract and execute and deliver any instrument in the name and on behalf of the Company except where required by applicable law to be otherwise signed and executed and except where signing and execution thereof shall be expressly delegated by the Executive Committee to some other officer or agent of the Company.

EXECUTIVE VICE PRESIDENT. The Executive Vice President(s), if any, shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company as from time to time may be assigned to each of

1

them by the President(s) or the Executive Committee. Subject to the control and the direction of the Executive Committee or the President(s), each Executive Vice President may enter into any contract and execute and deliver any instrument in the name and on behalf of the Company except where required by applicable law to be otherwise signed and executed and except where signing and execution thereof shall be expressly delegated by the Executive Committee to some other officer or agent of the Company. In the absence or disability of the President(s), the Executive Vice Presidents, in order of their rank as fixed by the Executive Committee, or if not ranked, the Executive Vice President(s) shall perform all of the duties of the President(s) and when so acting shall have all of the powers of and be subject to all the restrictions upon the President(s).

VICE PRESIDENT. The Vice President(s), if any, shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the Company as from time to time may be assigned to each of them by the President(s) or the Executive Committee. Subject to the control and the direction of the Executive Committee or the President(s), each Vice President may enter into any contract and execute and deliver any instrument in the name and on behalf of the Company except where required by applicable law to be otherwise signed and executed and except where signing and execution thereof shall be expressly delegated by the Executive Committee to some other officer or agent of the Company.

SECRETARY. The Secretary and/or any Assistant Secretary may keep and maintain, or cause to be kept and maintained, the records of the Company at the principal office for the transaction of the business of the Company, or such other place as the Executive Committee may order. If requested by the Executive Committee, he/she shall exercise and perform such other powers and duties with respect to the administration of the business and affairs of the Company as generally are incident to the position of a secretary of a company organized for profit under the General Corporation Law of the State of Delaware or as from time to time may be assigned to him or her by the President(s) or the Executive Committee.

TREASURER. The Treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and membership interests. The books of account at any reasonable time shall be open to inspection by any Members of the Company and the Executive Committee. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Executive Committee, the President(s) or such officers as may be designated by the Executive Committee. He/she shall disburse the funds of the Company as may be ordered by the Executive Committee, shall render to the President(s) and the Executive Committee, whenever they request it, an account of all of his/her transactions as Treasurer and of the financial condition of the Company. The Treasurer shall have such other powers and perform such other duties that generally are incident to the position of a treasurer of a company organized for profit under the General Corporation law of the State of Delaware or as may from time to time be assigned to him or her by the Executive Committee or the President.

2

ASSISTANT SECRETARY. The Assistant Secretary, if any, or, if there be more than one, the Assistant Secretaries, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary. The Assistant Secretary shall have all such further powers and duties as generally are incident to the position of an assistant secretary of a company organized for profit under the General Corporation Law of the State of Delaware or as may from time to time be assigned to him or her by the Executive Committee or the President(s).

ASSISTANT TREASURER. The Assistant Treasurer, if any, or, if there shall be more than one, the Assistant Treasurers, in the order determined by the Executive Committee, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. The Assistant Treasurer shall have all such further powers and duties as generally are incident to the position of an assistant treasurer of a company organized for profit under the General Corporation Law of the State of Delaware or as may from time to time be assigned to him or her by the Executive Committee or the President(s).

COMPENSATION. The compensation of the officers of the Company, if any, shall be fixed from time to time by the Executive Committee.

APPOINTMENT OF OFFICERS

RESOLVED, that the individuals listed below be, and they hereby are, elected to the offices set forth opposite their respective names, to serve in such capacities until the earlier of their resignation or removal, or until their successors are elected and qualified by the Executive Committee:

NAME	OFFICE
Paul D. Kazilionis	Chief Executive Officer
Kashif Z. Sheikh	Vice President and Secretary
Cindy Woon	Vice President and Treasurer
Diego Rico	Vice President and Assistant Treasurer
Stephen A. Smith	Vice President and Assistant Treasurer
Marcus L. Scroggins	Vice President

RESOLVED FURTHER, that each of the authorizations resulting from the preceding resolution shall cease automatically upon such individual’s termination of employment with the Company or any affiliate of the Company.

3

SCHEDULE 4.02(C)(II)(A)

SAMPLE DILUTION CALCULATION

By way of example only, and without limitation, assume that there are only two Members and on the Closing Date, the Members made Capital Contributions aggregating $10,000,000, of which $9,500,000 was made by Westbrook, with a Percentage Interest of 95%, and $500,000 was made by the Sponsor, with a Percentage Interest of 5%. Subsequent to the Closing Date, the Executive Committee calls for Additional Capital Contributions of $500,000 in the aggregate, of which Westbrook is responsible for $475,000 and the Sponsor for $25,000. Westbrook makes its share of such additional capital call, but the Sponsor does not, and Westbrook also funds the $25,000 contribution on behalf of the Sponsor and elects to treat such $25,000 as a Substitute Contribution and elects the Dilution Option. In such event, the Members’ Percentage Interests would be adjusted as follows, in accordance with Section 4.02(c):

1.

Westbrook:  The Percentage Interest of Westbrook would be increased by 0.476%, which is a fraction (expressed as a percentage) computed by dividing $50,000 (i.e., the “Dilution Numerator” of $25,000 times 200%) by $10,500,000 (i.e., the “Dilution Denominator”). This results in a Percentage Interest for Westbrook of 95.476% (i.e., 95% plus the increase of 0.476%).

2.	Sponsor: The Sponsor’s Percentage Interest would be decreased by the same 0.476%. This results in a Percentage Interest for the Sponsor of 4.524% (i.e., 5% minus the decrease of 0.476%).

EXHIBIT C

APPROVED CONTRACT AND DUE DILIGENCE COSTS AND MEMBER

NEGOTIATION EXPENSES

[Attached]

C-1

THE NEW HOME COMPANY

LAMBERT RANCH

Feasibility Budget

09.20.2010

TYPE	CONSULTANT	AMOUNT

CFD Consulting	Springbrook Realty Advisors	$5,000

Architecture	Robert Hidey Architects	$12,000	Site Planning

Civil Engineering	Adams Streeter	$42,000	ALTA, Site Engineering

Cost Estimating	Developers Research	$15,000	Cost Estimating

Legal	Dzida, Carey, Steinman	$75,000	PSA and Partnership Agreements

Blueprinting		$2,000

Total		$151,000

C-2